TBS INTERNATIONAL LIMITED & SUBSIDIARIES                                                                    EXHIBIT 10.3

Published CUSIP Number: 87220MAA0

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 26, 2008

among

ALBEMARLE MARITIME CORP.
ARDEN MARITIME CORP.
AVON MARITIME CORP.
BIRNAM MARITIME CORP.
BRISTOL MARITIME CORP.
CHESTER SHIPPING CORP.
DARBY NAVIGATION CORP.
DOVER MARITIME CORP.
ELROD SHIPPING CORP.
EXETER SHIPPING CORP.
FRANKFORT MARITIME CORP.
GLENWOOD MARITIME CORP.
HANSEN SHIPPING CORP.
HENLEY MARITIME CORP.
HUDSON MARITIME CORP.
MONTROSE MARITIME  CORP.
OLDCASTLE SHIPPING CORP.
RECTOR SHIPPING CORP.
REMSEN NAVIGATION CORP.
SHEFFIELD MARITIME CORP.
SHERMAN MARITIME CORP.
STERLING SHIPPING CORP.
STRATFORD SHIPPING CORP.
VERNON MARITIME CORP.
WINDSOR MARITIME CORP.,

AND THE OTHER PERSONS NAMED HEREIN
AS BORROWERS FROM TIME TO TIME
as the Borrowers,

TBS INTERNATIONAL LIMITED,

as Holdings and as a Guarantor

TBS SHIPPING SERVICES INC.,

as Administrative Borrower

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and

L/C Issuer,

The Other Lenders Party Hereto,

CITIBANK, N.A.

DVB GROUP MERCHANT BANK (ASIA) LTD.,

as co-Syndication Agents

TD BANKNORTH, N.A.,

as Documentation Agent

and

BANC OF AMERICA SECURITIES LLC,
as Sole Lead Arranger and Sole Book Manager

ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS	1

1.01.Defined Terms1

1.02.Other Interpretive Provisions37

1.03.Accounting Terms37

1.04.Rounding38

1.05.Times of Day38

1.06.Letter of Credit Amounts38

1.07.Currency Equivalents Generally38

ARTICLE II.THE COMMITMENTS AND CREDIT EXTENSIONS39

2.01.The Loans39

2.02.Borrowings, Conversions and Continuations of Loans39

2.03.Letters of Credit41

2.04.Swing Line Loans50

2.05.Prepayments53

2.06.Termination or Reduction of Commitments55

2.07.Repayment of Loans56

2.08.Interest56

2.09.Fees57

2.10.Computation of Interest and Fees58

2.11.Evidence of Debt58

2.12.Payments Generally; Administrative Agent’s Clawback59

2.13.Sharing of Payments by Lenders61

2.14.Additional Borrowers61

2.15.Joint and Several Liability of the Borrowers63

ARTICLE III.TAXES, YIELD PROTECTION AND ILLEGALITY64

3.01.Taxes64

3.02.Illegality66

3.03.Inability to Determine Rates66

3.04.Increased Costs67

3.05.Compensation for Losses68

3.06.Mitigation Obligations; Replacement of Lenders69

3.07.Survival69

ARTICLE IV.CONDITIONS PRECEDENT TO CREDIT EXTENSIONS69

4.01.Conditions of Initial Credit Extension69

4.02.Conditions to all Credit Extensions75

ARTICLE V.REPRESENTATIONS AND WARRANTIES76

5.01.Existence, Qualification and Power76

5.02.Authorization; No Contravention77

5.03.Governmental Authorization; Other Consents77

5.04.Binding Effect77

5.05.Financial Statements; No Material Adverse Effect; No Internal Control Event77

5.06.Litigation78

5.07.No Default78

5.08.Ownership of Property; Liens; Investments78

5.09.Environmental Compliance79

5.10.Insurance80

5.11.Taxes80

5.12.ERISA Compliance80

5.13.Subsidiaries; Equity Interests; Loan Parties81

5.14.Margin Regulations; Investment Company Act; Public Utility Holding Company Act82

5.15.Disclosure82

5.16.Compliance with Laws82

5.17.Intellectual Property; Licenses, Etc82

5.18.Solvency83

5.19.Casualty, Etc83

5.20.Labor Matters83

5.21.Collateral Documents83

5.22.Not “National”; Etc83

5.23.Ownership of Borrowers84

5.24.Veracity of Statements84

5.25.Place of Business84

5.26.All Subsidiaries84

5.27.Vessels84

5.28.Representations as to Foreign Obligors85

ARTICLE VI.AFFIRMATIVE COVENANTS86

6.01.Financial Statements86

6.02.Certificates; Other Information87

6.03.Notices90

6.04.Payment of Obligations91

6.05.Preservation of Existence, Etc91

6.06.Maintenance of Properties91

6.07.Maintenance of Insurance91

6.08.Compliance with Laws91

6.09.Books and Records92

6.10.Inspection Rights92

6.11.Use of Proceeds92

6.12.Covenant to Guarantee Obligations and Give Security92

6.13.Compliance with Environmental Laws96

6.14.Preparation of Environmental Reports96

6.15.Further Assurances97

6.16.Charters97

6.17.Lien and Title Searches97

6.18.Charters of Excluded Subsidiaries97

6.19.Valuations and Inspections98

6.20.Recognition by Philippine Maritime Industry Authority; Etc98

6.21.Obligor Group Requirement99

6.22.Concerning the Vessels99

6.23.Dissolution of Entities99

ARTICLE VII.NEGATIVE COVENANTS100

7.01.Liens100

7.02.Indebtedness101

7.03.Investments102

7.04.Fundamental Changes104

7.05.Dispositions104

7.06.Restricted Payments105

7.07.Vessels106

7.08.Approved Manager106

7.09.Change in Nature of Business106

7.10.Transactions with Affiliates107

7.11.Burdensome Agreements107

7.12.Use of Proceeds107

7.13.Financial Covenants.107

7.14.Financing Agreements108

7.15.Amendments of Organization Documents, Etc108

7.16.Accounting Changes108

7.17.Prepayments, Etc. of Indebtedness108

7.18.Holding Company108

7.19.Net Present Rental Value109

ARTICLE VIII.EVENTS OF DEFAULT AND REMEDIES109

8.01.Events of Default109

8.02.Remedies upon Event of Default112

8.03.Application of Funds112

ARTICLE IX.ADMINISTRATIVE AGENT113

9.01.Appointment and Authority113

9.02.Rights as a Lender114

9.03.Exculpatory Provisions114

9.04.Reliance by Administrative Agent115

9.05.Delegation of Duties115

9.06.Resignation of Administrative Agent115

9.07.Non-Reliance on Administrative Agent and Other Lenders116

9.08.No Other Duties, Etc117

9.09.Administrative Agent May File Proofs of Claim117

9.10.Collateral and Guaranty Matters117

ARTICLE X.CONTINUING GUARANTY118

10.01.Guaranty118

10.02.Rights of Lenders119

10.03.Certain Waivers119

10.04.Obligations Independent119

10.05.Subrogation119

10.06.Termination; Reinstatement120

10.07.Subordination120

10.08.Stay of Acceleration120

10.09.Condition of Borrowers120

ARTICLE XI.MISCELLANEOUS121

11.01.Amendments, Etc121

11.02.Notices; Effectiveness; Electronic Communications, Etc123

11.03.No Waiver; Cumulative Remedies125

11.04.Expenses; Indemnity; Damage Waiver125

11.05.Payments Set Aside127

11.06.Successors and Assigns127

11.07.Treatment of Certain Information; Confidentiality132

11.08.Right of Setoff133

11.09.Interest Rate Limitation133

11.10.Counterparts; Integration; Effectiveness134

11.11.Survival of Representations and Warranties134

11.12.Severability134

11.13.Replacement of Lenders134

11.14.Governing Law; Jurisdiction; Etc135

11.15.Waiver of Jury Trial136

11.16.No Advisory or Fiduciary Responsibility136

11.17.USA PATRIOT Act Notice137

11.18.Time of the Essence137

11.19.ENTIRE AGREEMENT137

11.20.TBS Shipping Services Inc. as Administrative Borrower137

ARTICLE XII.TRANSITIONAL ARRANGEMENTS138

12.01.Existing Credit Agreement Superseded138

12.02.Interest and Fees under Superseded Agreement138

SCHEDULES

2.01(a)                 Commitments and Applicable Percentages
2.01(b)                 Appraisers
5.05                 Supplement to Interim Financial Statements
5.08(b)                 Existing Liens
5.08(c)                 Owned Real Property
5.08(d)(i)                      Leased Real Property (Lessee)
5.08(d)(ii)                                Leased Real Property (Lessor)
5.08(e)                 Existing Investments
5.13                 Subsidiaries and Other Equity Investments; Loan Parties
5.17                 Intellectual Property Matters
5.27                 Vessels
6.12                 Guarantors
7.02                 Existing Indebtedness
7.08                 Approved Managers
7.11                 Burdensome Agreements
11.02                 Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A                 Committed Loan Notice
B                 Swing Line Loan Notice
C-1                 Term Note
C-2                 Revolving Credit Note
D-1                 Compliance Certificate
D-2                 Section 7.13(b) Compliance Certificate
E                 Assignment and Assumption
F                 Borrowing Base Certificate
AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of March 26, 2008, among ALBEMARLE MARITIME CORP., ARDEN MARITIME CORP., AVON MARITIME CORP., BIRNAM MARITIME CORP., BRISTOL MARITIME CORP., CHESTER SHIPPING CORP., DARBY NAVIGATION CORP., DOVER MARITIME CORP., ELROD SHIPPING CORP., EXETER SHIPPING CORP., FRANKFORT MARITIME CORP., GLENWOOD MARITIME CORP., HANSEN SHIPPING CORP., HENLEY MARITIME CORP., HUDSON MARITIME CORP., MONTROSE MARITIME CORP., OLDCASTLE SHIPPING CORP., RECTOR SHIPPING CORP., REMSEN NAVIGATION CORP., SHEFFIELD MARITIME CORP., SHERMAN MARITIME CORP., STERLING SHIPPING CORP., STRATFORD SHIPPING CORP., VERNON MARITIME CORP. and WINDSOR MARITIME CORP., each a corporation organized under the laws of the Republic of the Marshall Islands, and each other Person that becomes a party hereto as a “Borrower” pursuant to Section 2.14 hereof (collectively, the “Borrowers” and, each individually, a “Borrower”), TBS INTERNATIONAL LIMITED, a corporation formed under the laws of Bermuda (“Holdings”), TBS SHIPPING SERVICES INC., a New York corporation, as Administrative Borrower, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Citibank, N.A. and DVB Group Merchant Bank (Asia) Ltd., as co-Syndication Agents, and TD Banknorth, N.A., as Documentation Agent.

PRELIMINARY STATEMENTS:

A.           The Borrowers, certain of the Lenders (collectively, the “Existing Lenders”), and the Administrative Agent are parties to that certain Credit Agreement dated as of July 31, 2006 (as amended to the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders made loans and extended financial accommodations to the Borrowers and the L/C Issuer made letters of credit available to the Borrowers.

B.           The Borrowers desire to amend and restate the terms and provisions of the Existing Credit Agreement, in the form hereof, and the Lenders and the Administrative Agent are willing to so amend and restate the Existing Credit Agreement in order to, among other things, modify the loans and letter of credit facilities under the Existing Credit Agreement and the Lenders and the Administrative Agent have agreed to such modification, all on and subject to the terms and conditions of this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree to amend and restate the Existing Credit Agreement in its entirety as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Control Agreements” means, collectively, the account control agreements or such other agreements executed from time to time by a depository bank, the Administrative Agent, any other the other parties thereto (if any) and by the applicable Loan Party, in form and substance satisfactory to the Administrative Agent.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Borrower” has the meaning provided to such term in Section 11.20.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Administrative Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

 “Agreement” means this Amended and Restated Credit Agreement, together with all Schedules and Exhibits attached hereto from time to time.

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment to make and/or convert the Term Loan at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time.  If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) in respect of the Term Facility and the Revolving Credit Facility, (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter ending September 30, 2008, the greater of (x) the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) or (y) the rate set forth in Pricing Level II and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate (Letter of Credit Fee)	Base Rate
I	> 2.25:1.00	275.0	125.0
II	<2.25:1.00 but > 1.50:1.00	225.0	75.0
III	<1.50:1.00 but > 1.00:1.00	175.0	25.0
IV	< 1.00:1.00	125.0	0

 Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level I shall apply in respect of the Term Facility and the Revolving Credit Facility as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.

Notwithstanding the foregoing to the contrary, in the event either the Borrowers or the Administrative Agent determines, in good faith, that the calculation of the Consolidated Leverage Ratio on which the Applicable Rate for any particular period was determined is inaccurate and, as a consequence thereof, the Applicable Rate was lower or higher than it would have been, (i) the Borrowers shall promptly (but in any event within ten (10) Business Days) deliver (after the Borrowers discover such inaccuracy or the Borrowers are notified by the Administrative Agent of such inaccuracy, as the case may be) to the Administrative Agent correct financial statements for such period (and if such financial statements are not accurately restated and delivered within thirty (30) days after the first discovery of such inaccuracy by the Borrowers or such notice, as the case may be, and the Applicable Rate was lower than it should have been, then Pricing Level I shall apply retroactively for such period until such time as the correct financial statements are delivered and, upon the delivery of such corrected financial statements, thereafter the corrected Pricing Level shall apply for such period), (ii) the Administrative Agent shall determine and notify the Borrowers of the amount of interest that would have been due in respect of outstanding Obligations, if any, during such period had the Applicable Rate been calculated based on the correct Consolidated Leverage Ratio (or, to the extent applicable, the Pricing Level I Applicable Rate if such corrected financial statements were not delivered as provided herein) and (iii) the applicable Borrower shall promptly pay to the Administrative Agent the difference, if any, between that amount and the amount actually paid in respect of such period.  The foregoing notwithstanding shall in no way limit the rights of the Administrative Agent or the Lenders to exercise their rights to impose the rate of interest applicable during an Event of Default as provided herein.

“Applicable Commitment Fee Percentage” means, at any time, (a) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter ending September 30, 2008, the greater of (x) the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) or (y) the rate set forth in Pricing Level II and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Consolidated Leverage Ratio	Commitment Fee
I	> 2.25:1.00	60.0
II	<2.25:1.00 but > 1.50:1.00	50.0
III	<1.50:1.00 but > 1.00:1.00	45.0
IV	< 1.00:1.00	40.0

Any increase or decrease in the Applicable Commitment Fee Percentage resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered.

“Applicable Foreign Obligor Documents” has the meaning specified in Section 5.28(a).

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Applicant Borrower” has the meaning specified in Section 2.14.

“Appraiser” means any of the ship inspectors, surveyors, consultants or sale and purchase brokerage companies identified in Schedule 2.01(b) hereto, and any other independent inspector, surveyor, consultant or sale and purchase ship brokerage company that the Administrative Agent may in its sole discretion, approve from time to time for purposes of this Agreement.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Manager” means any of the ship management companies identified in Schedule 7.08 hereto, or any other company that the Administrative Agent may, in its sole discretion, approve from time to time as the technical manager of the Vessels.

“Approved Manager’s Undertakings” means, collectively, (i) the Existing Manager’s Undertakings and (ii) each of the undertakings to be made by an Approved Manager in favor of the Administrative Agent in respect of a Vessel and in form and substance satisfactory to the Administrative Agent.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b).

“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b).

“Availability” means the lesser of (a) the Loan Value, minus the Total Outstandings and (b) the Revolving Credit Facility, minus the Total Revolving Credit Outstandings.

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank of America Master Agreement” means the Master Agreement (on the 2002 ISDA form as amended) dated as of June 28, 2005 among the Borrowers, Holdings and the Bank of America, as amended by that certain Amendment to Master Agreement, dated as of July 31, 2006, as further amended by that certain Amendment to Master Agreement, dated as of January 1, 2007, as further amended by that certain Amendment to Master Agreement, dated as of March 26, 2008, pursuant to which the Borrowers, Holdings and Bank of America may enter into one or more interest rate swap transactions to hedge the Borrowers’ exposure under this Agreement to interest rate fluctuations, and includes all transactions from time to time entered into and confirmations from time to time exchanged under such Master Agreement, and any amending, supplementing or replacement agreements made from time to time in respect of such Bank of America Master Agreement.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit F.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Holdings or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)           Investments, classified in accordance with GAAP as current assets of the Borrowers or any of their Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           the Equity Investors cease to own, directly or indirectly, and control, collectively, at least 33 1/3% of the issued and outstanding equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis; or

(b)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Equity Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(c)           during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(d)           any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Holdings, or control over the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities; or

(e)           Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in any Borrower or any Guarantor.

“Charter” means, with respect to each Vessel, each Philippine Charter with respect to such Vessel and each time charter entered into from time to time by any Charterer with respect to such Vessel.

“Charterer” means, with respect to any Vessel, each of the Philippine Charterers, Holdings and Holdings’ Affiliates, but only so long as it shall charter any Vessel.

“Charter Assignments” means, collectively, (i) each Philippine Charter Assignment and (ii) each other charter assignments; in each case, in form and substance satisfactory to the Administrative Agent, entered into between the relevant Loan Parties, the relevant Charterer and the Administrative Agent.

“Classification Society” means, in respect of any Vessel, American Bureau of Shipping, Lloyd’s Register of Shipping, Det Norske Veritas, Nippon Kaiji Kyokai or, in any case, such other classification society as is selected by the Borrowers with the prior written consent of the Administrative Agent.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Securities Pledge Agreement, the Vessel Collateral Documents, the Account Control Agreements, the Securities Account Control Agreements, Omnibus Amendment, Omnibus Vessel Collateral Amendment, Omnibus Amendment to Approved Manager’s Undertaking, any other security agreements, pledge agreements, mortgages, intellectual property security agreements or other similar agreements delivered to the Administrative Agent pursuant to this Agreement or the other Loan Documents, any supplements delivered in connection with any such documents, and each of the other agreements, instruments, documents or supplements that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commitment Letter” means the Commitment Letter, dated as of February 4, 2008, among the Agent, the Arranger, and Holdings.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D-1.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income (and without duplication):  (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense and (iv) net losses from the sales of vessels as permitted under this Agreement (in each case of or by Holdings and its Subsidiaries for such Measurement Period) and minus (b) the following to the extent included in calculating such Consolidated Net Income, all net gains from the sales of vessels as permitted under this Agreement (in each case of or by Holdings and its Subsidiaries for such Measurement Period).

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) the result of (i) Consolidated EBITDA, less (ii) the sum of (x) Federal, state, local and foreign income taxes paid in cash and (y) Restricted Payments made, in each case, for the most recently completed Measurement Period, to (b) the sum of (i) Consolidated Interest Charges for the most recently completed Measurement Period, (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money for the period of twelve (12) consecutive months following such date of determination, but excluding any principal payments to be made in respect of the Revolving Credit Facility.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrowers or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary; provided, however, for purposes of calculating the “Consolidated Leverage Ratio”, Consolidated Funded Indebtedness shall not include any portion of Permitted New Vessel Construction Indebtedness in an aggregate amount up to $150,000,000 at any time outstanding and used to finance a multipurpose tweendeck or bulk carrier shipping vessel so long as such vessel remains in the construction phase (i.e., such vessel has not been delivered to Holdings or its Subsidiaries ready for fleet service and operation).

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest but excluding capitalized interest on Permitted New Vessel Construction Indebtedness) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that Holdings’ equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Period of any Person if such Person is not a Subsidiary, except that Holdings’ equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Period to Holdings or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Holdings as described in clause (b) of this proviso).

“Consolidated Tangible Net Worth” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, Shareholders’ Equity of Holdings and its Subsidiaries on that date minus the Intangible Assets of Holdings and its Subsidiaries on that date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

 “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Documentation Agent” means TD Banknorth, N.A. in its capacities as documentation agent under any of the Loan Documents, or any successor documentation agent.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Earnings Assignments” means, collectively, (i) the Existing Earnings Assignments and (ii) the collateral assignments of earnings entered into by each applicable Loan Party in favor of the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Action” means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement based upon or arising out of any Environmental Law or any Environmental Permit, including, without limitation: (a) any claim by an Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, or injunctive relief arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Incident” means (a) any release of Hazardous Material from a Vessel; or (b) any incident in which Hazardous Material is released from a vessel other than the Vessels and which involves collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, where such Vessel or any of the Borrowers is actually or allegedly at fault or otherwise liable (in whole or in part); or (c) any incident in which Hazardous Material is released from a vessel other than a Vessel and where any of the Vessels is actually or potentially liable to be arrested as a result thereof and/or where any of the Borrowers are actually or allegedly at fault or otherwise liable.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investors” means Joseph Royce, Gregg McNelis, Alkis N. Meimaris, Lawrence Blatte and James Bayley, in each case together with their respective spouses and natural and adopted children and any trusts created for their exclusive benefit.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrowers or any ERISA Affiliate.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage
Where,

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Event of Loss” means any of the following events:  (x) the actual or constructive total loss or the agreed or compromised total loss of a Vessel; or (y) the capture, condemnation, confiscation, requisition (excluding any requisition for hire for a fixed period not in excess of 180 days per calendar year), purchase, seizure or forfeiture of, or any taking of title to, a Vessel.  An Event of Loss shall be deemed to have occurred (i) in the event of an actual loss of a Vessel, at noon Greenwich Mean Time on the date of such loss or if that is not known on the date which such Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Vessel, at noon Greenwich Mean Time on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (y) above, at noon Greenwich Mean Time on the date on which such event is expressed to take effect by the Person making the same.  Notwithstanding the foregoing, if the relevant Vessel shall have been returned to the relevant Borrower following any capture, requisition or seizure referred to in clause (y) above prior to the date upon which payment is required to be made under Section 2.05, no Event of Loss shall be deemed to have occurred by reason of such capture, requisition or seizure.

“Excluded Subsidiary” means any Subsidiary of Holdings (other than a Loan Party) which is a single purpose entity the sole asset of which is a vessel that is not a Vessel and the sole purpose of which is the ownership of such vessel.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrowers are located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Credit Agreement” has the meaning specified in the introductory paragraph hereto.

“Existing Earnings Assignments” means, collectively, (i) the Master Earnings Assignment (Borrowers), dated as of July 31, 2006 (as amended by the Omnibus Vessel Collateral Amendment, and as otherwise amended and in effect from time to time), among certain Borrowers in favor of the Administrative Agent and (ii) the Master Earnings Assignment (Guarantors), dated as of July 31, 2006 (as amended by the Omnibus Vessel Collateral Amendment, and as otherwise amended and in effect from time to time), among certain Guarantors in favor of the Administrative Agent, each executed in connection with the Existing Credit Agreement.

“Existing Guaranty” means the Master Guaranty, dated as of July 31, 2006 (as amended by the Omnibus Amendment, and as otherwise amended and in effect from time to time), made by certain Guarantors in favor of the Secured Parties, executed in connection with the Existing Credit Agreement.

“Existing Insurance Assignments” means the Master Insurance Assignment, dated as of July 31, 2006 (as amended by the Omnibus Vessel Collateral Amendment, and as otherwise amended and in effect from time to time), among certain Borrowers and certain Philippine Charterers in favor of the Administrative Agent, executed in connection with the Existing Credit Agreement.

“Existing Lenders” has the meaning specified in the introductory paragraph hereto.

“Existing Manager’s Undertakings” means, collectively, each Manager’s Undertaking, dated as of July 31, 2006 (as amended by the Omnibus Amendment to Approved Manager’s Undertaking, and as otherwise amended and in effect from time to time), executed by the applicable Approved Manager in favor of the Administrative Agent, in connection with the Existing Credit Agreement.

“Existing Mortgages” means, collectively (i) each First Preferred Mortgages, dated as of July 31, 2006, executed and delivered by the applicable Borrower in favor of the Administrative Agent and (ii) the First Preferred Mortgage, dated as of January 23, 2007, executed and delivered by Exeter Shipping Corp. in favor of the Administrative Agent, each as amended by the applicable Fleet Addendum, and each in connection with the Existing Credit Agreement,

“Existing Multi-Party Agreements” means, collectively, (i) each Multi-Party Agreement, dated as of July 31, 2006 (as amended by the Omnibus Vessel Collateral Amendment, and as otherwise amended and in effect from time to time), among the applicable Borrower, the applicable Charterers and the other parties thereto and (ii) the Multi-Party Agreement, dated as of January 23, 2007, among Exeter Shipping Corp. and the applicable Charters, each executed in connection with the Existing Credit Agreement.

“Existing Philippine Assignments” means, collectively, each Assignment of Sub-Charter and Earnings, dated as of July 31, 2006 (as amended by the Omnibus Vessel Collateral Amendment, and as otherwise amended and in effect from time to time), executed by the applicable Philippine Charterer in favor of the applicable Borrower, in connection with the Existing Credit Agreement.

 “Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments in respect of loss or damage to Vessels, equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.05(b)(ii).

“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.

“Fair Market Value” means, at any time and in relation to any Vessel, the fair market value of such vessel determined by the most recent Valuation delivered to the Administrative Agent pursuant to any Permitted Vessel Acquisition and Section 6.19.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated January 18, 2008 among Holdings, the Administrative Agent and the Arranger.

“Financing Agreement” means each loan, lease, charter, financing, conditional sale, Guarantee or other agreement in effect from time to time and pursuant to which Holdings or any of its Subsidiaries is obligated to pay any Indebtedness or any rent.

“Fleet Addendum” means collectively, (i) the Fleet Addendum, dated January 23, 2007, to certain existing Preferred Vessel Mortgages by certain Borrowers and (ii) the Fleet Addendum, dated the date hereof, to each existing Preferred Vessel Mortgage, each in form and substance satisfactory to the Administrative Agent.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means Holdings, each Borrower or any other Loan Party that is a Foreign Subsidiary.

“Foreign Plan” has the meaning specified in Section 5.12(d).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GMTBS” means GMTBS Africa Line, Ltd, a Hong Kong corporation.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 11.06(h).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings and each Subsidiary of Holdings listed on Schedule 6.12, each other Subsidiary of Holdings that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12 and each Limited Guarantor.  For the avoidance of doubt, GMBTS and PPSS shall not be Guarantors hereunder.

“Guaranty” means, collectively, (i) the Guaranty made by Holdings under Article X in favor of the Secured Parties, (ii) Existing Guaranty and (iii) each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Honor Date” has the meaning specified in Section 2.03(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Information Memorandum” means the information memorandum dated February 2008 containing information prepared by Holdings and used by the Arranger in connection with the syndication of the Commitments.

“Initial Valuation” has the meaning specified in Section 6.19.

“Insurance Assignments” means, collectively, (i) the Existing Insurance Assignments and (ii) each of the first-priority assignments of insurances made or to be made by certain Borrowers and certain Philippine Charterers in favor of the Administrative Agent in respect of a Vessel and in form and substance reasonably satisfactory to the Administrative Agent.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Administrative Borrower in its Committed Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in Holdings’ and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person or (d) the acquisition or construction of a vessel.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISM Code” means in relation to its application to each Borrower and each Vessel and its operation:

(a)           ‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on November 4, 1993 and incorporated on May 19, 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)           all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on November 24, 1995, as the same may be amended, supplemented or replaced from time to time.

“ISM Code Documentation” in relation to any Vessel includes:

(a)           the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to such Vessel within the periods specified by the ISM Code;

(b)           all other documents and data which are relevant to the ISM Safety Management Systems and its implementation and verification which the Administrative Agent may reasonably require; and

(c)           any other documents which are prepared or which are otherwise relevant to establish and maintain such Vessel’s or the relevant Borrower’s compliance with the ISM Code which the Administrative Agent may reasonably require.

“ISM Safety Management Systems” means the Safety Management System referred to in Clause 1.4 (or any other relevant provision) of the ISM Code.

“ISPS Code” means, in relation to its application to each Borrower, any relevant Approved Manager and each Vessel and its operation, the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the IMO adopted by a Diplomatic Conference of the IMO on Maritime Security on 13 December 2002 and now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended).

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Administrative Borrower or in favor the L/C Issuer and relating to such Letter of Credit.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, limited liability company or other legal form in which Holdings or its Subsidiaries has made an investment permitted under Section 7.03(h).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Administrative Borrower and the Administrative Agent.

“Letter of Credit” means any standby or commercial letter of credit issued hereunder, including any Existing Letter of Credit..

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $25,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Guarantor” means any Subsidiary of Holdings (i) which is a single purpose entity the sole asset of which is a vessel that is not a Vessel and the sole purpose of which is the ownership of such vessel, (ii) that has not incurred any Permitted New Vessel Construction Indebtedness nor any Indebtedness in connection with any Permitted Vessel Acquisition and (iii) that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12 hereof.

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Issuer Document, (g) each Secured Hedge Agreement, (h) each Secured Cash Management Agreement and (i) each other agreement, document, instrument or supplement executed and delivered in connection with any of the foregoing from time to time.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Loan Value” means, at any time, 60% of the Fair Market Value of the Vessels.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrowers and their Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, March 26, 2012 and (b) with respect to the Term Facility, March 26, 2012; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Available Amount” means, at any time, the lesser of (a) the sum of the Loan Values of the Vessels at such time and (b) the sum of (i) the Revolving Credit Facility at such time, plus (ii) the outstanding principal amount of the Term Facility at such time.

 “Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Holdings.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multi-Party Agreement” means any (i) Existing Multi-Party Agreement and (ii) any of the multi-party agreements in form and substance satisfactory to the Administrative Agent and made with respect to a Vessel by the Borrower owning such Vessel, the Administrative Agent and each Charterer of the Vessel (other than a Philippine Charterer) required by the terms hereof to be a party thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)           with respect to any Disposition by Holdings or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of Holdings or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by Holdings or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b)           with respect to the sale or issuance of any Equity Interest by Holdings or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by Holdings or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by Holdings or such Subsidiary in connection therewith.

“Net Present Rental Value” means, as of any date, the aggregate net present value of all Rentals payable by Holdings or any of its Subsidiaries to any Person (other than Holdings or any of its other Subsidiaries) pursuant to any Operating Lease or, without duplication, any charter of any vessel that, in each case, after giving effect to any renewals or other extensions provided therein and in the absence of any early termination, shall or would have a fixed remaining term of twenty-three months or more, in each case discounted to such date at a rate of 8.00% per annum.

“New Borrowers” means collectively, Avon Maritime Corp., Elrod Shipping Corp., and Montrose Maritime Corp.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b).

“Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b).

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, any Secured Hedge Agreement and/or any Secured Cash Management Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Obligor Group Requirement” means the requirement that the aggregate revenues of the Loan Parties shall represent not less than ninety percent (90%) of the total revenues of Holdings and its Subsidiaries for the Measurement Period most recently ended.

“Omnibus Amendment” means the Omnibus Amendment and Reaffirmation Agreement (Security Agreements, Guaranties, and Securities Pledge Agreement), dated as of March 26, 2008, among each Borrower, each Guarantor, and the Administrative Agent.

“Omnibus Amendment to Approved Manager’s Undertakings” means the Omnibus Amendment and Reaffirmation Agreement (Approved Manager’s Undertakings), dated as of March 26, 2008, among each Borrower and the Approved Managers.

“Omnibus Vessel Collateral Amendment” means the Omnibus Vessel Collateral Amendment and Reaffirmation Agreement (Preferred Vessel Mortgages, Earnings Assignments, Insurance Assignments, Multi-Party Agreements, and Philippine Assignment), dated as of March 26, 2008, among each Borrower, certain Guarantors, and each Philippine Charterer.

“Operating Lease”  of any Person means any lease or other arrangement conveying the right to use personal property (including, for the avoidance of doubt, vessels) to such Person and for which the obligation of such Person for Rentals is not required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“PPSS” means Panamerican Port Services S.A.C., a Peruvian corporation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrowers or any ERISA Affiliate or to which the Borrowers or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Encumbrances” has the meaning specified in the Preferred Vessel Mortgages.

“Permitted New Vessel Construction Indebtedness” means Indebtedness of Subsidiaries of Holdings that are not Loan Parties in connection with the construction of multipurpose tweendeck or bulk carrier shipping vessels.

“Permitted Vessel Acquisition” means the acquisition of a vessel by a Subsidiary of Holdings so long as (i) no Default or Event of Default has occurred and is continuing or would result from such acquisition, (ii) in respect of vessels that are to be “Vessels” hereunder, the Borrowers provide the Permitted Vessel Acquisition Information to the Administrative Agent at least 30 days prior to the consummation of such acquisition, (iii) in respect of vessels that will not be “Vessels” hereunder, such vessel shall be a multipurpose tweendeck or bulk carrier shipping vessel used in the line of business as provided in Section 7.09 hereof, (iv) any Indebtedness incurred in connection with such acquisition is funded by the Facilities or is permitted by Section 7.02(f), and (vi) any Investment made in connection with such acquisition is permitted by Section 7.03(j).

“Permitted Vessel Acquisition Information” means (i) the name or, in the case of a newbuilding, the hull number, of such vessel, (ii) the general description and deadweight tonnage of such vessel, (iii) the age of such vessel, or in the case of a newbuilding, the scheduled date of delivery of such vessel, (iv) the identify of the current owner of such vessel, or in the case of a newbuilding, the shipyard at which such vessel was or is being built, (v) the purchase price of such vessel paid or to be paid by a Borrower, (vi) such further information as the Administrative Agent may require and (vii) if available, a true and complete copy of any relevant acquisition agreement for such vessel.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Philippine Assignment” means any (i) Existing Philippine Assignment or (ii) assignment of sub-charter and earnings made by the Philippine Charterer of any Vessel in favor of a Borrower owning such Vessel and in form and substance satisfactory to the Administrative Agent.

“Philippine Charter” means, with respect to any Vessel, each charter between a Borrower and a Philippine Charterer relating to such Vessel.

“Philippine Charterer” means, with respect to any Vessel, one of Filscan Shipping, Inc., General Charterer, Inc., Intermodal Shipping, Inc., Overseas Bulk Transport, Inc., Sea Star Shipping Corp. and Viking International Carriers, Inc., as applicable.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrowers or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Preferred Vessel Mortgage” means any (i) Existing Mortgages or (ii)  first preferred ship mortgage covering a Vessel (or first-preferred fleet mortgages covering more than one Vessel) executed and delivered by the Loan Party that is the owner of such Vessel, in form and substance acceptable to the Administrative Agent, in order to assure that the Administrative Agent for the benefit of the Secured Parties has a perfected security interest in or lien on such Vessel, as amended, supplemented or otherwise modified from time to time).

“Public Market” shall exist if (a) a Public Offering has been consummated and (b) any Equity Interests of Holdings have been distributed by means of an effective registration statement under the Securities Act of 1933.

“Public Offering” means a public offering of the Equity Interests of Holdings pursuant to an effective registration statement under the Securities Act of 1933.

“Qualified Cash” means, as of any date of determination, the amount of cash and Cash Equivalents which is freely transferable and not subject to a Lien (other than the Lien in favor of the Administrative Agent), pledge, security interest, encumbrance, escrow or cash collateral arrangement or any other restriction on its use.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Holdings as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Rentals” means and includes, as of the date of any determination thereof, all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by a Person, as lessee or sublessee under a lease of real or personal property, exclusive of any amounts required to be paid by such Person, directly or indirectly (whether or not designated as rents or additional rents), on account of maintenance, repairs, insurance, taxes and similar charges incurred by such lessee or sublessee.  Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

“Replacement Covenant” has the meaning specified in Section 7.14.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, at least two Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, at least two Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, at least two Term Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller or secretary of a Loan Party or, unless otherwise explicitly provided herein, any attorney-in-fact duly appointed by such Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(a) under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Loan Availability Event” means, as of the date of determination, Total Revolving Credit Outstandings have exceeded $75,000,000 for three consecutive Business Days in the ninety day period immediately preceding such date.

“Revolving Credit Note” means a promissory note made by the Borrowers in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section 7.13(b) Compliance Certificate” means a certificate substantially in the form of Exhibit D-2.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the relevant Borrower or Guarantor and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank (and including, without limitation, the Bank of America Master Agreement).

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Account Control Agreements” means, collectively, the securities account control agreements or such other agreements executed by a securities intermediary, the Administrative Agent, any other the other parties thereto (if any) and by the applicable Loan Party, in form and substance acceptable to the Administrative Agent, from time to time.

“Securities Collateral” has the meaning specified in the Securities Pledge Agreement.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Securities Pledge Agreement”  means the Securities Pledge Agreement, dated as of July 31, 2006 (as amended by the Omnibus Amendment, and as otherwise amended and in effect from time to time), among certain of the Loan Parties and the Administrative Agent, in form and substance reasonably satisfactory to the Lenders and the Administrative Agent, and all other instruments, agreements and documents required to be executed or delivered pursuant to the Securities Pledge Agreement (including, without limitation, any stock powers or other appropriate instruments of transfer delivered in connection therewith).

“Security Agreement” means, collectively, (i) the Master Security Agreement (Borrowers), dated as of July 31, 2006 (as amended by the Omnibus Amendment, and as otherwise amended and in effect from time to time), among each of the Borrowers and the Administrative Agent, (ii) the Master Security Agreement (Guarantors), dated as of July 31, 2006 (as amended by the Omnibus Amendment, and as otherwise amended and in effect from time to time), among each of the Guarantors (other than any Limited Guarantor) and the Administrative Agent and (iii) each other security agreement entered into among any Subsidiary of Holdings and the Administrative Agent; in each case, in form and substance reasonably satisfactory to the Lenders and the Administrative Agent, and all other instruments, agreements and documents required to be executed or delivered pursuant to a Security Agreement (including, without limitation, any perfection certificates or collateral certificates delivered in connection therewith).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of Holdings and its Subsidiaries as of that date determined in accordance with GAAP.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 11.06(h).

“Sub-Charterer” means Pacific Rim Shipping Corp.

“Subsequent Valuation” has the meaning specified in Section 6.19.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Credit Facility.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Syndication Agents” means, collectively, Citibank, N.A. and DBV Group Merchant Bank (Asia) Ltd., in their respective capacities as co-syndication agent under any of the Loan Documents, or any successor syndication agent.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrowers pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01(a) under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments (including Term Loans under the Existing Credit Agreement) at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Loan Increase” has the meaning specified in the definition of “Term Facility”.

“Term Note” means a promissory note made by the Borrowers in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1.

“Threshold Amount” means $2,000,000.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and (b) the payment of the fees and expenses incurred in connection therewith.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

“Valuation” means, with respect to any Vessel, a valuation of such Vessel made (at the expense of the Borrowers) in Dollars at any relevant time by an Appraiser with or without physical inspection of such Vessel (as the Administrative Agent may require in its sole discretion), on the basis of a sale for prompt delivery for cash at arms’ length on normal commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contracts of employment, and shall be conclusive evidence of the fair market value of such Vessel at the date of such valuation.

“Vessel” means each bulk carrier or multipurpose tweendeck shipping vessel that is identified on Schedule 5.27 (as the same may be amended from time to time with the written consent of the Administrative Agent) and any other bulk carrier or multipurpose tweendeck shipping vessel (and everything belonging to each such vessel) owned by a Borrower, in each case, to the extent that the Administrative Agent has a first priority perfected preferred vessel mortgage under all applicable Laws in such Vessel, as determined by the Administrative Agent in its sole discretion and such Vessel has received the highest classification and rating for vessels of the same age and type, free of all recommendations and notations of the Classification Society that affects such vessel’s classification and rating by such Classification Society, unless otherwise agreed to in writing by the Administrative Agent in the Administrative Agent’s sole discretion; provided that with respect to any bulk carrier or multipurpose tweendeck shipping vessel that the Borrowers desire become a Vessel hereunder after the Closing Date, the Borrowers shall obtain the Administrative Agent’s written consent to such vessel becoming a Vessel hereunder (which consent may be withheld in the Administrative Agent’s sole discretion); and provided, further, that any Vessel hereunder (i) shall be (A) bareboat chartered by such Borrower to a Philippine Charterer and time chartered by such Philippine Charterer to the Sub-Charterer, and (B) registered in the ownership of a Borrower under the laws and flag of the Republic of Panama or Liberia and (ii) shall not have been subject of an Event of Loss.

“Vessel Collateral Documents” means, collectively, the Preferred Vessel Mortgages, each Fleet Addendum, the Omnibus Vessel Collateral Amendment, the Earnings Assignments, the Insurance Assignments, Approved Manager’s Undertakings, the Multi-Party Agreements, the Philippine Assignments and in the event requested by the Administrative Agent with respect to any long term charters, the Charter Assignments, any supplements delivered in connection with any such documents, and each of the other agreements, instruments, documents or supplements delivered in respect thereof.

1.02. Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03. Accounting Terms.  (a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of Holdings and its Subsidiaries or to the determination of any amount for Holdings and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Holdings is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04. Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06. Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07. Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01. The Loans.  (a) The Term Borrowing.  Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrowers on the Closing Date in an amount not to exceed such Term Lender’s Applicable Percentage of the Term Loan.  The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.  The parties hereto acknowledge and agree that the “Term Loans” under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement shall be deemed to have been, and hereby are, converted into Term Loans under this Agreement, in each case, without constituting a novation.

(b) The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment and (iii) the Total Outstandings shall not exceed the Maximum Available Amount.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. The parties hereto acknowledge and agree that the “Revolving Credit Loans” under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement shall be deemed to have been, and hereby are, converted into Revolving Credit Loans under this Agreement, in each case, without constituting a novation.

2.02. Borrowings, Conversions and Continuations of Loans.  (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Administrative Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Administrative Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer (other than any attorney-in-fact) of the Administrative Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice  (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) if such Loan is for a Permitted Vessel Acquisition, the Permitted Vessel Acquisition Information.  If the Administrative Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Administrative Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Administrative Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Administrative Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  Subject to the foregoing sentence, in the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Administrative Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Administrative Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Administrative Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Administrative Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than 4 Interest Periods in effect in respect of the Term Facility.  After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 4 Interest Periods in effect in respect of the Revolving Credit Facility.

2.03. Letters of Credit.  (a) The Letter of Credit Commitment.  (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of any Borrower or Holdings, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of any Borrower or Holdings and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the Total Outstandings shall not exceed the Maximum Available Amount.  Each request by the Administrative Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Administrative Agent has approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $250,000, in the case of a standby Letter of Credit, or $50,000, in the case of a commercial Letter of Credit;

(D) such Letter of Credit is to be denominated in a currency other than Dollars; or

(E) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.  (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Administrative Borrower, for and on behalf of the Borrowers or Holdings, or Holdings, on behalf of itself, delivered to the L/C Issuer (with a copy to the Administrative Agent and the Administrative Borrower if delivered by Holdings) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer (other than any attorney-in-fact) of the Administrative Borrower or Holdings, as applicable.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require.  Additionally, the Administrative Borrower and Holdings, as applicable, shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Administrative Borrower or Holdings, as applicable, and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or Holdings or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) If the Administrative Borrower, on behalf of any Borrower or Holdings, or Holdings so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Administrative Borrower, such Borrower or Holdings, as applicable, shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) If the Administrative Borrower, on behalf of any Borrower or Holdings, or Holdings so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Unless otherwise directed by the L/C Issuer, the Administrative Borrower, such Borrower or Holdings, as applicable, shall not be required to make a specific request to the L/C Issuer to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the relevant Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.  (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Administrative Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers, or Holdings if such Letter of Credit was issued to for Holdings’ account, shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrowers or Holdings, as applicable, fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof.  In such event, the Borrowers shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall promptly remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Committed Loan Notice ).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.  (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute.  The obligation of the Borrowers and Holdings to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers, Holdings or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Holdings or its Subsidiaries.

The Borrowers or Holdings, as applicable, shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Administrative Borrower’s or Holding’s instructions, as applicable, or other irregularity, the Administrative Borrower or Holdings, as applicable, will immediately notify the L/C Issuer.  The Borrowers and Holdings shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer.  Each Lender, Holdings and each Borrower agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.

(h) Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Administrative Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Letter, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Administrative Borrower and the L/C Issuer, computed on the amount of such increase, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Holdings.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Holdings, the Borrowers shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Holdings inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of Holdings and from Holdings guarantee of its obligations hereunder and under the other Loan Documents.  Holdings hereby agrees and acknowledges that any and all obligations in respect of any Letter of Credit issued for the account of Borrowers shall be guaranteed by Holdings pursuant to Article X.

2.04. Swing Line Loans.  (a)  The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment and (iii) the Total Outstandings shall not exceed the Maximum Available Amount; and provided further that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Administrative Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer (other than any attorney-in-fact) of the Administrative Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers at its office by crediting the account of the Borrowers on the books of the Swing Line Lender in same day funds.

(c) Refinancing of Swing Line Loans.  (i)  Each Borrower promises to pay each outstanding Swing Line Loan made to it on or prior to the tenth (10th) Business Day after the drawdown date for such Swing Line Loan and shall, on the last day of the Availability Period, repay in full the outstanding principal balance of all Swing Line Loans outstanding.  In addition, the Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Administrative Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit  Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.  (i)  At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Administrative Borrower for interest on the Swing Line Loans.  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender.  The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05. Prepayments.  (a)  Optional.  (i)  The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Term Loan and the Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Administrative Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term Loan pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof in inverse order of maturity, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii) The Borrowers may, upon notice by the Administrative Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $500,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Administrative Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory. (i)  If any Borrower Disposes of a Vessel which result in the realization by such Person of Net Cash Proceeds, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clause (iv) below); provided that if the Disposition of any such Vessel would cause the Total Outstandings to exceed Maximum Available Amount, the Borrowers, prior to such Disposition, shall prepay the Loans and the other Credit Extensions or pledge additional Vessels, in each case, to eliminate such expected deficiency (with such prepayment of the Loans and other Credit Extensions or such pledge of additional Vessels to be made in accordance with Section 2.05(b)(iii) below).

(ii) If an Event of Loss shall occur in relation to a Vessel, the Borrowers shall prepay the aggregate principal amount of the Loans and other Credit Extensions on the date of receipt of insurance proceeds or other compensation attributable thereto in an amount equal to 100% of such proceeds or other compensation (such prepayments to be applied as set forth in clause (iv)); provided, however, if the insurance proceeds or other compensation attributable to such Event of Loss shall not have been received by the Administrative Agent within 180 days following the date on which such Event of Loss shall be deemed to have occurred, the Borrowers shall prepay the aggregate principal amount of the Loans on such 180th day by an amount equal to the amount of insurance against total loss required to be maintained in respect of such Vessel pursuant to the Preferred Vessel Mortgage thereon.

(iii) If for any reason the Total Outstandings shall exceed Maximum Available Amount, the Borrowers shall immediately prepay the Loans and other Credit Extensions in an aggregate amount equal to such excess (such prepayments to be applied as set forth in clause (iv)); provided that, the Borrowers shall not be required to make such prepayment of the Loans and other Credit Extensions so long as (A) no Default or Event of Default shall have occurred or then be continuing and (B) within 10 days of any such event (or, in the case of any Disposition of a Vessel, prior to any such Disposition), (x) the Borrowers pledge additional Vessels having an appraised Fair Market Value sufficient to eliminate such deficiency or (y) the Borrowers cause another Subsidiary of Holdings (which may be an Excluded Subsidiary) to join this agreement in accordance with Section 2.14 and such Person pledges additional Vessels having an appraised Fair Market Value sufficient to eliminate such deficiency, in each case, such pledge to be in a manner and pursuant to documentation satisfactory in all respects to the Administrative Agent, and to include a Valuation of such additional Vessels and documentation and information of the type described in Section 4.01(a)(iv), legal opinions in favor of the Administrative Agent and the Lenders as to matters such Persons may reasonably request, certificates of Responsible Officer’s of the applicable Loan Parties and an updated Borrowing Base Certificate reflecting the inclusion of such additional Vessels.

(iv) Each prepayment of Loans pursuant to the foregoing clauses (i), (ii) and (iii) of this Section 2.05(b) shall be applied, first, to the Revolving Credit Facility in the manner set forth in clause (v) of this Section 2.05(b) (other than to Cash Collateralize the remaining L/C Obligations), second, to the Term Facility to the principal repayment installments thereof on a pro rata basis and, third, to the Revolving Credit Facility in the manner set forth in clause (v), third of this Section 2.05(b) to Cash Collateralize the remaining L/C Obligations.

(v) Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), shall be made without permanently reducing the Revolving Credit Facility and shall be applied first, ratably to the L/C Borrowings and the Swing Line Loans, and second, to the outstanding Revolving Credit Loans, and, third, to Cash Collateralize the remaining L/C Obligations.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

2.06. Termination or Reduction of Commitments.  (a)  Optional.  The Borrowers may, upon notice to the Administrative Agent from the Administrative Borrower, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $500,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.

(b) Mandatory.  The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

(c) Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07. Repayment of Loans.  (a) Term Loans.  The Borrowers shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments of the Term Loans in accordance with the order of priority set forth in Section 2.06):

Date	Amount
June 30, 2008	$9,500,000.00
September 30, 2008	$9,500,000.00
December 31, 2008	$9,500,000.00
March 31, 2009	$9,500,000.00
June 30, 2009	$9,500,000.00
September 30, 2009	$9,500,000.00
December 31, 2009	$9,500,000.00
March 31, 2010	$9,500,000.00
June 30, 2010	$9,500,000.00
September 30, 2010	$9,500,000.00
December 31, 2010	$9,500,000.00
March 31, 2011	$9,500,000.00
June 30, 2011	$9,500,000.00
September 30, 2011	$9,500,000.00
December 31, 2011	$9,500,000.00

provided, however, that the aggregate principal amount of all Term Loans outstanding on the Maturity Date shall be due on such date.

(b) Revolving Credit Loans.  The Borrowers shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans.  The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

2.08. Interest.  (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b) (i)           If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09. Fees.  In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fee.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Commitment Fee Percentage times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans (but excluding any Swing Loan Loans therefrom) and (ii) the Outstanding Amount of L/C Obligations.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and, in the case of the commitment fee with respect to the Revolving Credit Facility, on the last day of the Availability Period for the Revolving Credit Facility.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.  (i) The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10. Computation of Interest and Fees.   All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11. Evidence of Debt.  (a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12. Payments Generally; Administrative Agent’s Clawback.  (a)  General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Administrative Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13. Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14. Additional Borrowers.  Upon the Borrowers’ election to request that another Subsidiary of Holdings to become a Borrower hereunder (whether pursuant to Section 2.05(b)(iii) or otherwise), then the Administrative Borrower shall, upon not less than 10 Business Days’ notice from the Administrative Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Subsidiary of Holdings (an “Applicant Borrower”) as a Borrower to receive Loans and Letters of Credit hereunder by delivering to the Administrative Agent (which shall promptly deliver copies thereof to each Lender) a duly executed notice, which shall specify, among other things, the notice address of such Applicant Borrower and information of the type described in Section 11.17 with respect to the Applicant Borrower; provided that (i) such Applicant Borrower shall be organized under the laws of the United States (or any political subdivision thereof), the Republic of the Marshall Islands or another jurisdiction acceptable to the Administrative Agent and the Lenders and (ii) such Applicant Borrower (and any Vessels owned by such Applicant Borrower) shall be subject to the approval of the Administrative Agent in its sole discretion.  The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities as a Borrower as provided for herein the Administrative Agent shall have:

(i) received a duly executed and delivered an assumption agreement, in form and substance satisfactory to the Administrative Agent, documentation of the type described in Sections 4.01(a)(viii) and (ix) and a description of the real and personal properties of such Subsidiary (including any vessels owned by such Subsidiary), in detail satisfactory to the Administrative Agent,

(ii) received the applicable Collateral Documents and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including (A) delivery of all Securities Collateral in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii) and (B) in the case of a Vessel, a Valuation of such Vessel and documentation and information of the type described in Section 4.01(a)(iv)), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties and taken whatever action (including the recording of Preferred Vessel Mortgages, the filing of Uniform Commercial Code financing statements (or the equivalent in any foreign jurisdiction), the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting first priority Liens on the properties purported to be subject to the Collateral Documents and security and pledge agreements delivered pursuant to this Section 2.14, enforceable against all third parties in accordance with their terms,

(iii) received a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i) and (ii) above, and as to such other matters as the Administrative Agent may reasonably request, and

(iv) received an updated Borrowing Base Certificate in accordance with Section 6.02(l) reflecting the inclusion of additional Vessels and such other documents, instruments and information (including, without limitation, information of the type described in Section 4.01 with respect to the Applicant Borrower) as the Administrative Agent may request.

Upon the satisfaction of the conditions specified herein and upon the approval of the Administrative Agent as set forth above, an Applicant Borrower shall be entitled to receive Loans and Letters of Credit as a Borrower hereunder, and the Administrative Agent shall send a written notice to Administrative Borrower and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Applicant Borrower to receive Loans and Letters of Credit hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Loan notices or Applications may be submitted by or on behalf of such Borrower until the date five Business Days after such effective date.

2.15. Joint and Several Liability of the Borrowers.  The Obligations of the Borrowers shall be joint and several in nature.  Each Borrower hereby irrevocably and unconditionally agrees that it is jointly and severally liable for all of the liabilities, obligations, covenants and agreements of the Borrowers hereunder and under the other Loan Documents, whether now or hereafter existing or due or to become due. The obligations of the Borrowers under the Loan Documents may be enforced by the Administrative Agent and the Lenders against any Borrower or all Borrowers in any manner or order selected by the Administrative Agent or the Required Lenders in their sole discretion. Each Borrower hereby irrevocably waives (i) any rights of subrogation and (ii) any rights of contribution, indemnity or reimbursement, in each case, that it may acquire or that may arise against any other Borrower due to any payment or performance made under this Agreement, in each case until all Obligations shall have been fully satisfied. Without limiting the foregoing provisions of this Section 2.15, each. Borrower acknowledges and agrees that:

(a) its obligations under this Agreement shall remain enforceable against it even though such obligations may be unenforceable or not allowable against any other Borrower due to the existence of an insolvency proceeding involving any other Borrower or otherwise;

(b) its obligations under this Agreement are independent of the obligations of any other Borrower, and a separate action or actions may be brought and prosecuted against it in respect of such obligations irrespective of whether any action is brought against any other Borrower or any other Borrower is joined in any such action or actions;

(c) it hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(i) any lack of validity or enforceability of this Agreement or any agreement or instrument relating thereto in respect of any other Borrower;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any other Borrower under or in respect of this Agreement, or any other amendment or waiver of or any consent to departure from this Agreement, in respect of any other Borrower;

(iii) any change, restructuring or termination of the structure or existence of any other Borrower;

(iv) the failure of any other Person to execute or deliver any other agreement or the release or reduction of liability of any other Person with respect to any obligations of the Borrowers under this Agreement; or

(v) any other circumstance (including any statute of limitations but other than the Obligations having been fully satisfied) or any existence of or reliance on any representation by any other Person that might otherwise constitute a defense available to, or a discharge of, any other Borrower;

(d) its obligations under this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such obligations is rescinded or must otherwise be returned by any Person upon the insolvency, bankruptcy or reorganization of any other Borrower, all as though such payment had not been made; and

(e) it hereby unconditionally and irrevocably waives any right to revoke its joint and several liability under the Loan Documents and acknowledges that such liability is continuing in nature and applies to all obligations of the Borrowers under the Loan Documents, whether existing now or in the future

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.  (a) Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers or Holdings hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers or Holdings, as the case may be, shall make such deductions and (iii) the Borrowers or Holdings, as the case may be, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrowers and Holdings.  Without limiting the provisions of subsection (a) above, the Borrowers and Holdings shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrowers and Holdings.  The Borrowers and Holdings shall, jointly and severally, indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Administrative Borrowers by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers or Holdings, as the case may be, to a Governmental Authority, the Borrowers or Holdings, as the case may be, shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers or Holdings, as the case may be, is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers and Holdings (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers, Holdings or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrowers, Holdings or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers, Holdings or the Administrative Agent as will enable the Borrowers, Holdings or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if any Borrower or Holdings, as the case may be, is resident for tax purposes in the United States, any Foreign Lender shall deliver to such Borrower or Holdings, as the case may be, and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrower, Holdings or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of Holdings within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or Holdings, as the case may be, or with respect to which the Borrowers or Holdings, as the case may be, has paid additional amounts pursuant to this Section, it shall pay to the Borrowers or Holdings, as the case may be, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers or Holdings under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers or Holdings, as the case may be, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer if the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers, Holdings or any other Person.

3.02. Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Administrative Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Administrative Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03. Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Administrative Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Administrative Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04. Increased Costs.  (a)  Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Administrative Borrower shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05. Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 11.13.

3.07. Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01. Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified and unless otherwise agreed to in writing by the Administrative Agent, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(ii) a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii) executed counterparts of the Omnibus Amendment, duly executed by each Loan Party party thereto, together with:

(A) certificates representing the Securities Collateral referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank, together with acknowledgment copies of the filing of any charge over shares that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Securities Pledge Agreement,

(B) acknowledgment copies or stamped receipt copies of proper financing statements, duly filed on or before the day of the initial Credit Extension under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement and acknowledgment copies of the filing of any charge over assets that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement,

(C) completed requests for information, dated on or before the date of the initial Credit Extension, listing the financing statements referred to in clause (B) above and all other effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement and the Securities Pledge Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby,

(E) the Account Control Agreements and the Securities Account Control Agreement, in each case as referred to in the Security Agreement and duly executed by the appropriate parties, and

(F) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement and the Securities Pledge Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements);

(iv) Preferred Vessel Mortgages, duly executed by each New Borrower, together with:

(A) evidence that the Preferred Vessel Mortgage relating to the relevant Vessel, duly executed and delivered by the relevant Borrower and duly registered by the Mercantile (Marine) Section of the Public Registry of the Republic of Panama or the Office of the Deputy Commissioner of Maritime Affairs of the Republic of Liberia in accordance with the laws of the Republic of Panama or the Liberia, as the case may be, and such other evidence that the Administrative Agent may deem necessary or desirable in order to create a valid first preferred and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and all filing, documentary, stamp, intangible and recording taxes and fees have been in connection therewith have been duly paid;

(B) fully executed Approved Manager’s Undertakings with respect to each of the Preferred Vessel Mortgages;

(C) a Multi-Party Agreement relating to the relevant Vessel, duly executed and delivered by the relevant Borrower and each other Charterer of the Vessel (other than any Philippine Charterer) that has chartered the Vessel to (1) Holdings or any of its Affiliates or (2) another Person pursuant to a Charter that, in the case of this clause (2), after giving effect to any renewals or other extension provided therein and in the absence of any early termination, shall or would have a term of more than one year, together with (A) notices in substantially the form of Exhibit A and Exhibit B thereto duly executed by such Borrower and each such Charterer, (B) acknowledgments in substantially the form attached to such notices duly executed by each Charterer from such Borrower or Charterer, (C) an irrevocable power of attorney substantially in the form attached as Exhibit C thereto duly executed by such Borrower and the relevant Philippine Charterer with respect to such Vessel and, if executed by any party thereto outside the Republic of the Philippines, duly consularized before a consulate of the Republic of the Philippines in the jurisdiction of execution, (D) an undated letter in the form of Exhibit D to the Multi-Party Agreement duly executed by such Borrower and Philippine Charterer and (E) an acknowledgment in substantially form of Exhibit E thereto duly executed by the Sub-Charter,

(D) a Philippine Assignment relating to the relevant Vessel, duly executed and delivered by the relevant Philippine Charterer,

(E) an Earnings Assignment relating to the relevant Vessel, duly executed and delivered by the relevant Loan Party, together with a notice of assignment in the form attached thereto duly executed by such Loan Party,

(F) an Insurance Assignment relating to the relevant Vessel, duly executed and delivered by the relevant Borrower and the relevant Philippine Charterer, together with a fully executed notice of assignment substantially in the form attached thereto, and

(G) a letter from Cardillo & Corbett accepting appointment as process agent for each New Borrower;

(H) as to each Charterer of a relevant Vessel that is not a Loan Party, including each Philippine Charterer of such Vessel,

 certified copies of the resolutions of the board of directors (and shareholders, if necessary) of such Charterer approving the Loan Documents to which it is or is to be a party and the other documents to be delivered by it thereunder, and of all documents evidencing other necessary corporation action and governmental approvals of such Charterer with respect to the Loan Documents to which it is or is to be a party and the other documents to be delivered by it thereunder, a certificate of the secretary or an assistant secretary or treasurer of such Charterer certifying the names and true signatures of the respective officers of each such Charterer authorized to sign the Loan Documents which it is or is to be a party and the other documents delivered by it thereunder, a copy of the Organization Documents of such Charterer, certified (as of a date reasonably near such funding date) by the secretary or assistant secretary of such Charterer as being true ad correct copy thereof, and a letter from Cardillo & Corbett accepting appointment as process agent for such Charterer;

(v) in respect of each Loan Party owning a Vessel subject to an existing Preferred Vessel Mortgage, (i) a Fleet Addendum and (ii) evidence of filing of each such Fleet Addendum with the Mercantile (Marine) Section of the Public Registry of the Republic of Panama or the Office of the Deputy Commissioner of Maritime Affairs of the Republic of Liberia in accordance with the laws of the Republic of Panama or the Liberia, as the case may be, and such other evidence that the Administrative Agent may deem necessary or desirable in order to create a valid first preferred and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and all filing, documentary, stamp, intangible and recording taxes and fees have been in connection therewith have been duly paid;

(vi) executed counterparts of the Omnibus Vessel Collateral Amendment, duly executed by each Loan Party and each Philippine Charterer party thereto;

(vii) (i) a certificate of ownership and encumbrance (or other evidence acceptable to the Administrative Agent) issued by the Mercantile (Marine) Section of the Public Registry of the Republic of Panama through the Panamanian Consul in New York stating that each Vessel is owned by the relevant Borrower and that there are on record no Liens on such Vessel except (x) in respect of a Vessel owned by a New Borrower, the mortgages to be discharged on the Closing Date and those permitted under the Loan Documents and (y) in respect of a Vessel owned by a Borrower other than the New Borrowers, the Preferred Vessel Mortgage and those permitted under the Loan Documents; (ii) evidence that the bareboat charter is registered in the name of a Philippine Charterer of such Vessel under the laws and flag of the Republic of the Philippines and (iii) substantially contemporaneously with the Closing Date a certificate of ownership and encumbrance for each Vessel (or other evidence acceptable to the Administrative Agent) issued by the Mercantile (Marine) Section of the Public Registry of the Republic of Panama through the Panamanian Consul in New York, stating that such Vessel is owned by the relevant Borrower and that there are on record no Liens on such Vessel except the Preferred Vessel Mortgage and those permitted under the Loan Documents;

(viii) a copy of a certificate duly issued by the Classification Society for each Vessel to the effect that such Vessel has received the highest classification and rating for vessels of the same age and type, free of all recommendations and notations of the Classification Society that affect such Vessel’s classification and rating by such Classification Society,

(ix) evidence of insurance in respect of each Vessel naming the Administrative Agent, for the benefit of the Secured Parties, as additional insured and lender’s loss payee with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is required pursuant to the relevant Preferred Vessel Mortgage, together with a favorable opinion from an independent insurance consultant acceptable to the Administrative Agent on such matters relating to the insurance for the relevant Vessel as the Administrative Agent may require,

(x) a Valuation for each Vessel dated not earlier than September 20, 2007, indicating the Fair Market Value for such Vessel and issued by an Appraiser at the expense of the Borrowers;

(xi) evidence that each Vessel will, as from the relevant funding date, be managed by an Approved Manager on terms acceptable to the Administrative Agent, together with:

(A) copies of the document of compliance (DOC) and safety managementcertificate (SMC) referred to in paragraph (a) in the definition of “ISM CodeDocumentation”, certified as true and in effect by the relevant Borrower and such Approved Manager, and

(B) copies of such ISM Code Documentation as the Administrative Agent mayby written notice to the relevant Borrower has requested not later than two daysbefore the relevant funding date, certified as true and complete in all material respects by the relevant Borrower and such Approved Manager;

(xii) all other Vessel Collateral Documents,

(xiii) evidence of the completion of all other registrations, recordings and filings of, or with respect to, the Collateral Documents executed in connection with the making of the relevant Borrowing that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby, including under the UCC, and

(xiv) such other documents or certificates relating to the Vessels, or operation thereof, as may be requested by the Administrative Agent

(xv) the Amendment to Bank of America Master Agreement, duly executed and delivered by the Borrowers, Holding and the Administrative Agent;

(xvi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(xvii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Borrower and each other Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(xviii) a favorable opinion of Cardillo & Corbett, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(xix) a favorable opinion of Conyers Dill & Pearman, Patton, Moreno & Asvat, SyCip Salazar Hernandez & Gatmaitan and Gibson, Dunn and Crutcher, local counsel to the Loan Parties in Bermuda, Panama, the Philippines and Texas and, in respect of SyCip Salazar Hernandex & Gatmaitan, local counsel to the Philippine Charterers, in each case, addressed to the Administrative Agent and each Lender, as to matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(xx) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xxi) a certificate signed by a Responsible Officer of the Borrowers and Holdings certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xxii) certificate attesting to the Solvency of each Loan Party before and after giving effect to the Transaction, from the chief financial officer of Holdings;

(xxiii) a certificate of a Responsible Officer of each Loan Party certifying that such Loan Party is not party to any Financing Agreement that includes any financial covenant, undertaking or other provision, however expressed and whether stated as a ratio, as a fixed threshold, as an event of default or otherwise, of Holdings or any of its Subsidiaries that is more beneficial to such lender(s) than any analogous provision contained in this Agreement;

(xxiv) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or lender’s loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xxv) a Borrowing Base Certificate duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Administrative Borrower relating to the initial Credit Extension;

(xxvi) the field audits, appraisals and other reports reasonably requested by the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent;

(xxvii) a duly completed Compliance Certificate as of the last day of the fiscal year of the Borrowers ended December 31, 2007, signed by chief executive officer, chief financial officer, treasurer or controller of the Holdings; and

(xxviii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender reasonably may require.

(b) (i) All fees required to be paid to the Administrative Agent and the Arranger on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c) The Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts among the Borrowers and the Administrative Agent).

(d) The Closing Date shall have occurred on or before March 31, 2008.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02. Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) The making of such Credit Extension shall not contravene any Law applicable to any Lender or any Loan Party.

(e) The Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request.

(f) The Total Outstandings at such time (after giving effect to such Credit Extension) shall not exceed the Maximum Available Amount at such time.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Administrative Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02 have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each of Holdings and each of the Borrowers represents and warrants to the Administrative Agent and the Lenders that:

5.01. Existence, Qualification and Power.  Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

5.02. Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03. Governmental Authorization; Other Consents.  Except for the registration of the Preferred Vessel Mortgages, each Fleet Addendum, the precautionary notices described in Section 6.20, and the filing of proper charges or financing statements in respect of the Collateral Documents, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.  All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

5.04. Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05. Financial Statements; No Material Adverse Effect; No Internal Control Event.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheets of Holdings and its Subsidiaries dated September 30, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.  Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of Holdings and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) To the best knowledge of Holdings, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of Holdings and its Subsidiaries on a consolidated basis.

(e) The consolidated forecasted balance sheet, statements of income and cash flows of Holdings and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrowers’ best estimate of its future financial condition and performance.

5.06. Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, any Charter of any Vessel or the consummation of the Transaction, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07. No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08. Ownership of Property; Liens; Investments.

(a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.  The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c) Schedule 5.08(c) sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof.  Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d) (i)           Schedule 5.08(d)(i) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(ii) Schedule 5.08(d)(ii) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(e) Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.09. Environmental Compliance.  (a)  The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) None of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(c) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(d) No Environmental Incident has occurred.

5.10. Insurance.  The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.

5.11. Taxes.  Holdings and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against Holdings or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12. ERISA Compliance.  (a)  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  Holdings and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.13. Subsidiaries; Equity Interests; Loan Parties.  As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents.  No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  All of the outstanding Equity Interests in the Borrowers have been validly issued, are fully paid and non-assessable and are owned by Holdings in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents.  Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(viii) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14. Margin Regulations; Investment Company Act; Public Utility Holding Company Act.  (a)  No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrowers, any Person Controlling the Borrowers, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 2005, and neither Holdings or any of its Subsidiaries is subject to regulation as a “public utility” under the Federal Power Act, as amended, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15. Disclosure.  The Borrowers have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16. Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17. Intellectual Property; Licenses, Etc.  Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, and Schedule 5.17 sets forth a complete and accurate list of all such IP Rights owned or used by each Loan Party and each of its Subsidiaries.  To the best knowledge of the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18. Solvency.  Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.19. Casualty, Etc.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20. Labor Matters.  There are no collective bargaining agreements or Multiemployer Plans covering the employees of Holdings or any of its Subsidiaries as of the Closing Date and neither Holdings nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.21. Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.22. Not “National”; Etc.  None of the Loan Parties or their Subsidiaries is a national of any “designated foreign country”, within the meaning of the Foreign Asset Control Regulations or the Cuban Asset Control Regulations of the U.S. Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, (the “Foreign Assets Control Regulations”) for any regulations or rulings issued thereunder.  None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any Foreign Asset Control Regulations or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, none of the Loan Parties or any of their Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person;” provided, however, that a Vessel may be located, operated or used in the territorial waters of any jurisdiction with respect to which the government of the United States of America has issued trade restrictions to the extent that the owner and/or operator of the Vessel, (x) as required by applicable law, has obtained all required valid and effective licenses and permits from all United States governmental authorities permitting the location, operation and/or use of such Vessel in such jurisdiction and (y) operated such Vessel in strict compliance with such licenses and permits, and otherwise in accordance with applicable law.

5.23. Ownership of Borrowers.  All of the outstanding capital stock of each of the Borrowers and all other ownership interests and rights to acquire ownership interests in the Borrowers is, directly or indirectly, owned and controlled by Holdings.

5.24. Veracity of Statements.  No representation, warranty or statement made or certificate, document or financial statement provided by any Loan Party or any of Holdings’ Subsidiaries, in or pursuant to this Agreement or any Loan Document, or in any other document furnished in connection therewith, is untrue or incomplete in any material respect or contains any misrepresentation of a material fact or omits to state any material fact necessary to make any such statement herein or therein not misleading.

5.25. Place of Business.  The registered office of each Borrower is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.  Each Borrower is located (within the meaning of Section 9-307 of the UCC) and has its chief executive office in the Republic of the Marshall Islands.

5.26. All Subsidiaries.  The Loan Parties (other than Holdings) constitute all of the Subsidiaries of Holdings other than the Excluded Subsidiaries.

5.27. Vessels.  (a)  Schedule 5.27 (as the same may be amended from time to time with the written consent of the Administrative Agent) attached hereto lists (i) the name and hull number of each Vessel owned by each Loan Party, (ii) the general description and deadweight tonnage of such Vessel, (iii) the age of such Vessel, (iv) the identify of the current registered owner of such Vessel, (v) the purchase price of such Vessel, (vi) the jurisdiction in which such Vessel is registered, (vii) the certification number of such Vessel and the Classification Society providing such certification number and (viii) the Fair Market Value of each Vessel.

(b)  Each such Vessel identified on Schedule 5.27 (as the same may be amended from time to time with the written consent of the Administrative Agent) is: classified in the highest  class for vessels of the same age and type by a Classification Society, as required to be maintained in order to operate in each type of service performed by such Vessel in Borrowers’ business and is in class without recommendation.

(c)  Each Vessel and the use and operation thereof complies with all applicable requirements of the maritime laws and regulations of the jurisdiction in which such Vessel is registered and all international conventions applicable thereto, including, without limitation, any applicable citizenship requirements.

(d)  Each Vessel is covered by hull and machinery, protection and indemnity, war risk, loss of earnings and excess liability insurance in accordance with the requirements of the applicable Preferred Vessel Mortgage relating thereto.

5.28. Representations as to Foreign Obligors.  Each of Holdings, the Borrowers and each other Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a) Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

ARTICLE VI.
                               AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of Holdings (except in the case of the covenant set forth in Section 6.05) and the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:

6.01. Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings (commencing with the fiscal year ending December 31, 2007), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (ii) if required under Sarbanes-Oxley, an opinion of such Registered Public Accounting Firm independently assessing Holdings’ internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Required Lenders do not object;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (commencing with the fiscal quarter ending March 31, 2008), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event at least 15 days before the end of each fiscal year of Holdings, an annual business plan and budget of Holdings and its Subsidiaries on a consolidated basis, including forecasts prepared by management of Holdings, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Subsidiaries on a quarterly basis for the immediately following fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(d), Holdings shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of Holdings to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02. Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Holdings, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, Holdings shall also provide, if necessary for the determination of compliance with Sections 6.21, 7.13 and 7.19, a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements;

(c) as soon as available, but in any event within 20 days after the end of each month, a duly completed Section 7.13(b) Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Holdings demonstrating and evidencing compliance with the financial covenant contained in Section 7.13(b), together with supporting information relating thereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(d) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which Holdings may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(g) as soon as available, but in any event within 30 days after the end of each fiscal year of Holdings, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(h) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(i) not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(j) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit or the occurrence of any Environmental Incident that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Preferred Vessel Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(k) as soon as available, but in any event within 30 days after the end of each fiscal year of Holdings, (i) a report supplementing Schedules 5.08(c), 5.08(d)(i) and 5.08(d)(ii), including an identification of all owned and leased real property disposed of by any Loan Party or any Subsidiary thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete; (ii) a report supplementing Schedule 5.17, setting forth (A) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any Loan Party or any Subsidiary thereof during such fiscal year and (B) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Loan Party or any Subsidiary thereof during such fiscal year and the status of each such application; and (C) a report supplementing Schedules 5.08(e) and 5.13 containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, and (iii) a certificate of Holdings executed by a Responsible Officer (other than any attorney-in-fact) setting forth the Fair Market Value of each Vessel as of such fiscal year end and attaching the most recent Valuation made pursuant to Section 6.19 with respect to each Vessel as of such date, together with a supplement to Schedule 5.27 setting forth the information required under Section 5.27, such certificate and supplement to be in a form reasonably satisfactory to the Administrative Agent;

(l) the Valuations at the times specified in Sections 2.05(b)(iii), 2.14 and 6.19;

(m) concurrently with the delivery of any Valuation referred to in Section 6.02(l), a Borrowing Base Certificate as of such date, as at the end of such fiscal year or as of the date of such change, as the case may be, duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Administrative Borrower; and

(n) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on Holdings’ and/or the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Holdings and the Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”).  Each Borrower hereby agrees that so long as such Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” such Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to such Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03. Notices.  Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any default (howsoever defined) under or any expiration, termination, renewal (whether automatic or otherwise) or amendment of any documents with respect to any Philippine Charter;

(c) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(d) of the occurrence of any ERISA Event;

(e) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(f) of the determination by the Registered Public Accounting Firm providing the opinion required under Section 6.01(a)(ii) (in connection with its preparation of such opinion) or Holdings’ determination at any time of the occurrence or existence of any Internal Control Event; and

(g) of the occurrence of any Disposition of any Vessel or Event of Loss (or event that has the potential to give rise to an Event of Loss) for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b).

Each notice pursuant to Section 6.03 (other than Section 6.03(f) or (g)) shall be accompanied by a statement of a Responsible Officer (other than any attorney-in-fact) of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04. Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05. Preservation of Existence, Etc.  (a)  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06. Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07. Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of Holdings, insurance (including, without limitation, protection and indemnity insurance) with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08. Compliance with Laws.  Comply in all material respects with the requirements of all Laws (including all Environmental Laws, the ISM Code and the ISPS Code) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09. Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Holdings or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Holdings or such Subsidiary, as the case may be.

6.10. Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

6.11. Use of Proceeds.  Use the proceeds of the Credit Extensions (i) to convert the loans under the Existing Credit Agreement and to refinance other existing Indebtedness permitted under Section 7.02, (ii) for working capital, Capital Expenditures, and general corporate purposes not in contravention of any Law or of any Loan Document, and (iii) to finance Permitted Vessel Acquisitions.

6.12. Covenant to Guarantee Obligations and Give Security.  (a) Upon the formation or acquisition of any direct or indirect Subsidiary (other than any Excluded Subsidiary which is addressed in clause (c) below but subject to Section 2.14 hereof) by any Loan Party, then the Borrowers shall, at the Borrowers’ expense:

(i) promptly, and in any event within five (5) days after such formation or acquisition, (A) cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents, and (B) furnish to the Administrative Agent (x) documentation of the type described in Sections 4.01(a)(viii) and (ix) and (y) a description of the real and personal properties of such Subsidiary (including any vessels owned by such Subsidiary), in detail satisfactory to the Administrative Agent,

(ii) promptly, but in any event, within 10 days after such formation or acquisition, (A) cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent the applicable Collateral Documents and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Securities Collateral in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties and (B) cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the recording of Preferred Vessel Mortgages, the filing of Uniform Commercial Code financing statements (or the equivalent in any foreign jurisdiction), the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Collateral Documents and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(iii) within 10 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i) and (ii) above, and as to such other matters as the Administrative Agent may reasonably request, and

(iv) as promptly as practicable after such formation or acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the entity that is the subject of such formation or acquisition title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

Notwithstanding the foregoing to the contrary, any Loan Party that forms or acquires any direct of indirect Subsidiary that is a Joint Venture shall not be required to execute and/or deliver the documents set forth in this clause (a); provided such Loan Party, (i) within two (2) days after such formation or acquisition of such Joint Venture, notifies the Administrative Agent of the formation or acquisition of such Joint Venture and provides any information concerning such Joint Venture requested by the Administrative Agent and (ii) the Administrative Agent provides its written consent to the waiver of the requirements of this clause (a).

(b) Upon the acquisition of any Vessel or any other property by any Loan Party (other than a vessel that is not a Vessel), if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrowers shall, at the Borrowers’ expense:

(i) within 5 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired (which description shall include, in the case of a Vessel, (i) the name and hull number of each Vessel owned by such Loan Party, (ii) the general description and deadweight tonnage of such vessel, (iii) the age of such vessel, (iv) the identify of the current registered owner of such vessel, (v) the purchase price of such vessel, (vi) the jurisdiction in which such Vessel is registered, (vii) the certification number of such Vessel and the Classification Society providing such certification number, (viii) the Fair Market Value of such Vessel and (ix) such other information reasonably requested by the Administrative Agent) in detail satisfactory to the Administrative Agent,

(ii) within 10 days after such acquisition, (A) cause the applicable Loan Party to duly execute and deliver to the Administrative Agent a Preferred Vessel Mortgage, other Vessel Collateral Documents and any applicable Collateral Documents (as applicable and, in the case of a Vessel, including, without limitation, documents and information of the type described in Section 4.01(a)(iv)) and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties and (B) cause the applicable Loan Party to take whatever action (including the recording of mortgages, recording of Preferred Vessel Mortgages, the filing of Uniform Commercial Code financing statements (or the equivalent in any foreign jurisdiction), the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties,

(iii) within 10 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clause (ii) above and as to such other matters as the Administrative Agent may reasonably request, and

(iv) as promptly as practicable after any acquisition of a real property, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real property title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent,

(c) Subsequent to the formation or acquisition of any direct or indirect Subsidiary that is an Excluded Subsidiary by any Loan Party, then the Borrowers shall, at the Borrowers’ expense:

(i) no later than ninety (90) days after the consummation of any Permitted Vessel Acquisition, (A) cause the applicable Excluded Subsidiary to duly execute and deliver to the Administrative Agent a Guaranty in form and substance satisfactory to the Administrative Agent and (B) cause the applicable Loan Party to deliver to the Administrative Agent any Securities Collateral in such Excluded Subsidiary and any Pledged Debt with respect to such Excluded Subsidiary, and

(ii) no later than ninety (90) days after the consummation of any Permitted Vessel Acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clause (i) above and as to such other matters as the Administrative Agent may reasonably request.

If not more than 90 days after the consummation of a Permitted Vessel Acquisition by any Excluded Subsidiary, such Excluded Subsidiary incurs any Permitted New Vessel Construction Indebtedness permitted under Section 7.02(g) or incurs any Indebtedness in connection with any Permitted Vessel Acquisition permitted under Section 7.02(f), such Excluded Subsidiary and such Loan Party shall not be required to execute and/or deliver the documents set forth in this clause (c).

(d) Upon the request of the Administrative Agent following the occurrence and during the continuance of a Default, the Borrowers shall, at the Borrowers’ expense:

(i) within 10 days after such request, furnish to the Administrative Agent a description of any Vessel, the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Administrative Agent,

(ii) within 15 days after such request, duly execute and deliver, and cause each Loan Party (if it has not already done so) to duly execute and deliver, to the Administrative Agent any applicable Collateral Documents and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Securities Collateral and Pledged Debt in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

(iii) within 30 days after such request, take, and cause each Loan Party to take, whatever action (including the recording of Preferred Vessel Mortgages, the filing of Uniform Commercial Code financing statements (or the equivalent in any foreign jurisdiction), the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to applicable Collateral Documents and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(iv) within 60 days after such request, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request, and

(v) as promptly as practicable after such request, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the Borrowers and their Subsidiaries, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(e) At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, any applicable Collateral Documents and other security and pledge agreements.

6.13. Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrowers nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14. Preparation of Environmental Reports.  At the request of the Required Lenders from time to time, provide to the Lenders within 60 days after such request, at the expense of the Borrowers, an environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrowers, and the Borrowers hereby grant and agree to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

6.15. Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.16. Charters.  Perform and observe all the terms and provisions of each Charter to be performed or observed by it, maintain each such Charter in full force and effect, enforce each such Charter in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Charter such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Charter, and cause each of its Subsidiaries to do so, and ensure that the Administrative Agent has at all times a first priority perfected Lien on such Charter pursuant to the Charter Assignment.

6.17. Lien and Title Searches.  Promptly following receipt of the acknowledgment copy of any financing statements filed under the Uniform Commercial Code in any jurisdiction by or on behalf of the Secured Parties or any title search results on any Vessels, deliver to the Administrative Agent completed requests for information listing such financing statement or title search results and all other effective financing statements and title results filed in such jurisdiction that name any Loan Party as debtor, together with copies of such other financing statements and title search results.

6.18. Charters of Excluded Subsidiaries.  Holdings and the Borrowers shall, and shall cause each of their respective Subsidiaries to, cause each Excluded Subsidiary to bareboat charter any vessel that is not a Vessel hereunder and owned by such Excluded Subsidiary to a Philippine Charterer and to cause such Philippine Charterer to thereafter time charter such vessel to a Loan Party, provided, that in the event that such Excluded Subsidiary acquires such vessel subject to an existing bareboat charter or time charter with a Person that is not a Loan Party or other Affiliate or a Philippine Charterer as provided herein, the Excluded Subsidiary may maintain such charter in effect for its original term (and any existing renewal option provided in such charter as in effect on the date of such acquisition of the affected vessel by such Excluded Subsidiary).  Such charter arrangements (other than those referred to in the proviso above) shall be subject to a charter party, the terms of which are substantially consistent with the terms of then existing Charters and are consistent with past practices.  The Administrative Borrower shall, promptly upon the entering into any such charter agreement, deliver to the Administrative Agent, copies, certified to be true and correct, of such charter parties.

6.19. Valuations and Inspections.

(a) The Borrowers shall cause the Appraiser to deliver to the Administrative Agent a Valuation of each Vessel not later than the fifth day following each anniversary of the Closing Date and promptly upon not less than 30 days’ prior written notice from the Administrative Agent to the Borrowers on one additional occasion in each calendar year, and at any time following any Event of Default, such Valuation to have been conducted within thirty days of such anniversary of the Closing Date or such notice, as applicable.  In addition to and without limiting the foregoing, the Borrowers shall also cause the Appraiser to deliver to the Administrative Agent a Valuation of each Vessel promptly upon not less than 30 days’ prior written notice from the Administrative Agent to the Borrowers (such Valuation to have been conducted within thirty days of such notice and have been a desk top appraisal of the Vessels) no more than once each fiscal quarter, it being understood and agreed that the Administrative Agent may deliver such notice described in this sentence, at its discretion, following a Revolving Credit Loan Availability Event and receipt by the Administrative Agent of a written request from a Lender for such Valuation.  The Borrowers shall supply to the Administrative Agent and the Appraiser making such Valuation such information concerning the Vessels and their condition as the Administrative Agent or such Appraiser may require for the purpose of making Valuations of the Vessels.  The Borrowers shall permit, and shall cause each charterer of each Vessel to permit, the Administrative Agent, the Appraiser and their respective agents and employees to board and inspect each Vessel in connection with each such Valuation in case at the risk and as the sole expense of the Borrowers.

(b) In the event that the Administrative Agent or the Required Lenders determines that the results of any Valuation conducted pursuant to paragraph (a) above is not satisfactory for any reason (an “Initial Valuation”), the Administrative Agent may (or at the written request of the Required Lenders shall) request within forty-five days after receipt by the Administrative Agent of the results of any such Initial Valuation a subsequent Valuation to be conducted from an Appraiser identified in Schedule 2.01(b) and selected by the Administrative Agent in its discretion (a “Subsequent Valuation”), such Subsequent Valuation to be conducted within thirty days of receipt by the Borrower of such request.  A Subsequent Valuation shall not reduce the number of Valuations permitted under Section 6.19(a).

(c) In the event that any Subsequent Valuation is conducted, for purposes of determining the Fair Market Value of each Vessel, the Administrative Agent shall calculate the average of the results of the Initial Valuation and the related Subsequent Valuation for each Vessel.  The Borrower, the Lenders and the Administrative Agent agree that the determination by the Administrative Agent of the average Fair Market Value of each Vessel shall be the Fair Market Value of such Vessel until any subsequent Valuation is conducted in accordance with the terms of this Agreement.

6.20. Recognition by Philippine Maritime Industry Authority; Etc.  Each Loan Party shall (i) deliver to the Administrative Agent, not later than 60 days following the Closing Date and following the date of delivery of any Vessel which constitutes a Permitted Vessel Acquisition, evidence acceptable to the Administrative Agent that the Philippine Maritime Industry Authority shall have recognized that title to the Vessel financed or refinanced with the proceeds of the Borrowing made on such funding date, and the status of the Preferred Vessel Mortgage with respect such Vessel, are governed by the Republic of Panama or such other authority as the underlying registry, (ii) cause a precautionary notice of the Preferred Vessel Mortgage with respect to such Vessel to be made in the bareboat registry of the Philippine Maritime Industry Authority in form and substance acceptable to the Administrative Agent, (iii) if a Preferred Vessel Mortgage with respect to any Vessel is amended or modified, cause a precautionary notice of such amended or modified Preferred Vessel Mortgage to be made in the bareboat registry of the Philippine Maritime Industry Authority in form and substance acceptable to the Administrative Agent.

6.21. Obligor Group Requirement.  Holdings and its Subsidiaries shall remain in compliance with the Obligor Group Requirement at all times and shall take all steps necessary or reasonably required by the Administrative Agent to demonstrate and/or ensure compliance with this Section 6.21.

6.22. Concerning the Vessels.  (a)  Each of the Loan Parties shall at all times operate each Vessel in compliance in all respects with all applicable governmental rules, regulations and requirements pertaining to such Vessels and in compliance in all respects with all rules, regulations and requirements of the applicable Classification Society.  The Borrowers shall keep each Vessel registered under the laws of the Republic of Panama or the Republic of Liberia and furnish to the Administrative Agent copies of all renewals and extensions thereof.

(b)  Loan Parties shall maintain each Vessel classed in the highest available class with a Classification Society, without recommendations or exceptions of any kind that affect such Vessel’s classification and rating by such Classification Society, and shall provide the Administrative Agent with a confirmation of class from the relevant Classification Society upon request.  Upon request, the Loan Parties shall furnish to the Administrative Agent and the Lenders the certificate of each Classification Society covering each of the Vessels listed from time to time on Schedule 5.27 attached hereto no later than thirty (30) days after the end of each fiscal year of Holdings.

(c)  Each of the Loan Parties shall maintain and cause each of its Subsidiaries to maintain, a certified copy of the relevant Preferred Vessel Mortgage, together with a notice thereof, aboard each of the Vessels owned by it.

6.23. Dissolution of Entities.  On or prior to the date which is one hundred and twenty (120) calendar days following the Closing Date, the Borrowers shall deliver to the Administrative Agent evidence of the dissolution of Asia-America Ocean Carriers Ltd., Kensington Shipping Corp., and Newkirk Navigation Corp., in form, scope and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of Holdings (except in the case of the covenant set forth in Section 7.04 and Section 7.14) and the Borrowers shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01. Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code (or any analogous statute or Law) of any jurisdiction a financing statement (or the equivalent in any foreign jurisdiction) that names Holdings or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(f), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(f);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h); and

(i) Liens securing Permitted New Vessel Construction Indebtedness permitted under Section 7.02(g); provided that such Liens do not at any time encumber any property other than the vessels financed by such Indebtedness, any insurance proceeds and earnings arising directly from such vessels and any proceeds of claims held by such Excluded Subsidiary arising directly from the use and ownership of such vessel;

(j) Liens securing Indebtedness in respect of Permitted Vessel Acquisitions permitted under Section 7.02(f); provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness, any insurance proceeds and earnings arising directly from such vessels and any proceeds of claims held by such Excluded Subsidiary arising directly from the use and ownership of such vessel;

(k) Liens on Vessels permitted under the Preferred Vessel Mortgages, and in respect of any Limited Guarantors and Subsidiaries of Holdings that are not Loan Parties, Liens on vessels not constituting Vessels for wages of the crew, including the master of the vessel relating to the current voyage, for wages of stevedores when employed directly by such Subsidiary, operator, the master, ship’s husband or agent of the vessel or for general average or salvage, and liens not covered by insurance incurred in the ordinary course of business and in existence for less than sixty days; and

(l) Liens on moneys due or to become due to or for the account of any Loan Party (other than a Borrower and, for the avoidance of doubt, any Limited Guarantor) at any time arising out of the use or operation of a vessel other than a Vessel and granted by such Loan Party to a lender in connection with the financing.

7.02. Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, foreign exchange rates, or commodity prices and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b) Intercompany Indebtedness of Holdings or any its Subsidiaries owed to any Subsidiary of Holdings, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party (other than a Limited Guarantor), constitute “Pledged Debt” under the Security Agreement, (ii) be on terms (including subordination terms) acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.03;

(c) Indebtedness under the Loan Documents;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(e) Guarantees of (i) Holdings or any other Loan Party in respect of Indebtedness otherwise permitted hereunder of Holdings or such Loan Party (other than a Limited Guarantor) and (ii) any Loan Party (other than any of the Borrowers) in respect of Indebtedness incurred by an Excluded Subsidiary to construct or acquire a vessel that is not a Vessel hereunder under clause (f) or (g) of this Section 7.02 and entered into by such Loan Party in favor of the lender of such Indebtedness;

(f) Indebtedness incurred to finance any Permitted Vessel Acquisition, provided that (i) no Default or Event of Default shall have occurred and be continuing or result from the incurrence of such Indebtedness, (ii) prior to the incurrence of such Indebtedness, Holdings demonstrates compliance with the Consolidated Leverage Ratio on a trailing twelve month basis as of the most recently completed fiscal month to the satisfaction of the Administrative Agent, (iii) the aggregate amount of such Indebtedness does not exceed the cost or fair market value, whichever is lower, of the applicable vessels being so financed and (iv) such Indebtedness may only be secured by Liens permitted under Section 7.01(j);

(g) Permitted New Vessel Construction Indebtedness, provided that (i) the terms and conditions of any such Permitted New Vessel Construction Indebtedness shall be reasonably acceptable to the Administrative Agent, (ii) no Default or Event of Default shall have occurred and be continuing or result from the incurrence of such Indebtedness, (iii) prior to the incurrence of such Indebtedness, Holdings demonstrates compliance with the Consolidated Leverage Ratio on a trailing twelve month basis as of the most recently completed fiscal month to the satisfaction of the Administrative Agent, (iv) the aggregate amount of such Indebtedness does not exceed the cost or fair market value, whichever is lower, of the applicable vessels being so financed and (v) such Indebtedness may only be secured by Liens permitted under Section 7.01(i); and

(h) so long as no Default or Event of Default has occurred and is continuing at the time of incurrence thereof or would result from the incurrence thereof, unsecured Indebtedness incurred in the ordinary course of business.

7.03. Investments.  Make or hold any Investments, except:

(a) Investments held by Holdings and any Subsidiary of Holdings in the form of Cash Equivalents;

(b) advances to officers, directors and employees of any Borrower and Subsidiaries in an aggregate amount not to exceed $250,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by Holdings and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by Holdings and its Subsidiaries in any Loan Party (other than Holdings and any Limited Guarantor), and (iii) additional Investments by Subsidiaries of Holdings that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02;

(f) Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 5.08(e);

(g) Investments by a Borrower or Holdings in Swap Contracts permitted under Section 7.02(a);

(h) Investments by Holdings and its Subsidiaries in Joint Ventures or in other Persons hereunder in an aggregate amount invested from the date hereof not to exceed the sum of (i) $30,000,000 plus (ii) 25% of the Consolidated Net Income earned in each full fiscal year ending after December 31, 2007 (with no deduction for a net loss in any such fiscal year) minus (iii) the aggregate amount of dividends or other distributions made in each full fiscal year ending after December 31, 2007 pursuant to Section 7.06; provided, that no Default or Event of Default has occurred and is continuing at the time any such Investment is made;

(i) Investments in Subsidiaries of Holdings to provide funds for construction of multipurpose tweendeck or bulk carrier shipping vessels, provided that (i) no Default or Event of Default has occurred and is continuing at the time that construction of any such vessel is commenced and (ii) any Indebtedness incurred in connection with such Investments constitutes Permitted New Vessel Construction Indebtedness permitted by Section 7.02(g) and (iii) the aggregate amount of such Investments shall not exceed the cost or fair market value, whichever is lower, of the applicable vessel being so constructed less any Permitted New Vessel Construction Indebtedness incurred under Section 7.02(g); and

(j) Investments in Subsidiaries of Holdings in connection with any Permitted Vessel Acquisition in an aggregate amount not to exceed (i) the cost or fair market value, whichever is lower, of the applicable vessel being so financed, plus, (ii) costs necessary, in the reasonable business judgment of the Borrowers, to ready such vessel for service, less (iii) any Indebtedness incurred in connection with such Permitted New Vessel Acquisition under Section 7.02(f), provided, that no Default or Event of Default has occurred and is continuing at the time of any such Investment is made or would result from the making of such Investment.

7.04. Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) any Borrower, provided that a Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, such wholly-owned Subsidiary shall be the continuing or surviving Person;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Loan Party (other than Holdings or a Limited Guarantor);

(c) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d) in connection with any acquisition permitted under Section 7.03, any Subsidiary of the Borrowers may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person;

(e) so long as no Default has occurred and is continuing or would result therefrom, each Borrower and any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which a Borrower is a party, such Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than a Borrower) is a party, such Loan Party is the surviving corporation; and

(f) the Borrowers may dissolve the entities described in Section 6.23 under the terms thereof.

7.05. Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to any Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor (other than a Limited Guarantor), the transferee thereof must either be a Borrower or a Guarantor (other than a Limited Guarantor);

(e) Dispositions permitted by Section 7.04;

(f) After delivery, any Borrower may (i) Dispose of any Vessel it owns, but only if (A) the Net Cash Proceeds of such Disposition are applied in accordance with the provisions of Section 2.05(b)(i) and (B) the Disposition of such Vessel is effected pursuant to an arm’s length transaction for fair market value, or (ii) lease or charter the Vessel it owns pursuant to a Philippine Charter acceptable to the Administrative Agent so long as such lease or such charter is assigned as collateral security to the Administrative Agent for the benefit of the Secured Parties pursuant to documentation in form and substance satisfactory to the Administrative Agent; and

(g) Disposition of assets (including, for the avoidance of doubt, vessels), but only if (A) such Disposition is effected pursuant to an arm’s length transaction for fair market value, and (B) the aggregate book value of all such Dispositions in any fiscal year shall not exceed twenty percent (20%) of the book value of the total assets of Holdings and its Subsidiaries identified on the most recently filed 10-Q of Holdings.

7.06. Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to a Borrower, any Subsidiaries of a Borrower that are Guarantors (other than Limited Guarantors) and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) any Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrowers may declare and pay cash dividends to Holdings not to exceed an amount necessary to permit Holdings to pay (i) reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers), (ii) franchise fees or similar taxes and fees required to maintain its corporate existence, (iii) its proportionate share of the tax liability of the affiliated group of corporations that file consolidated Federal income tax returns (or that file state and local income tax returns on a consolidated basis), and (iv) Restricted Payments permitted under paragraph (d) of this Section 7.06; and

(d) so long as no Default has occurred and is continuing or would result from such Restricted Payment, Holdings may declare and make dividend payments or other distributions in any fiscal year in an aggregate amount not to exceed 50% of Consolidated Net Income for the prior fiscal year of Holdings and its Subsidiaries; provided that prior to making any such Restricted Payment, Holdings and its Subsidiaries shall demonstrate to the reasonable satisfaction of the Administrative Agent pro forma compliance with the Consolidated Fixed Charge Coverage Ratio for the most recently ended Measurement Period taking into account the making of such Restricted Payment and the Administrative Agent shall have received a duly completed Compliance Certificate signed by chief executive officer, chief financial officer, treasurer or controller of the Holdings evidencing such  pro forma compliance (together with supporting calculations in respect thereof).

7.07. Vessels.  No Borrower shall permit the Vessel it owns to be chartered or sub-chartered (A) to any Person pursuant to any bareboat charter, except by such Borrower to a Philippine Charterer pursuant to a Philippine Charter acceptable to the Administrative Agent and that shall have been assigned to the Administrative Agent as collateral pursuant to a Multi-Party Agreement with respect to such Vessel or (B) to any Person by any Charterer, except pursuant to a Charter (1) acceptable to the Administrative Agent and that shall have been assigned to the Administrative Agent as collateral for the obligations of the Borrowers under this Agreement and the other Loan Documents pursuant to a Multi-Party Agreement or, in the case of the Charter of any Vessel by a Philippine Charterer to any Person, assigned by such Philippine Charterer to such Borrower pursuant to a Philippine Assignment and by such Borrower to the Administrative Agent pursuant to a Multi-Party Agreement in each case in form and substance acceptable to the Administrative Agent, (2) to a Person other than Holdings or any of its Affiliates that, after giving effect to any renewals or other extensions provided there in and in the absence of any early termination, shall or would have a term of more than one year, but less than 25 months, provided that, not later than 60 days after the effectiveness of such Charter, the Borrowers shall have caused such Charter to be assigned as collateral for the obligations of the Borrowers under this Agreement and the other Loan Documents pursuant to a Multi-Party Agreement or another document in each case in form and substance acceptable to the Administrative Agent and a copy of such Charter shall have been delivered to the Administrative Agent and (3) to a person other than Holdings or any of its Affiliates that, after giving effect to any renewals or other extensions provided therein and in the absence of any early termination, shall or would have a term of one year or less.  None of the Obligors shall permit any Philippine Charterer to charter any Vessel to any Person other than Pacific Rim Shipping Corp.

7.08. Approved Manager.  None of the Borrowers shall employ a manager of its Vessel other than an Approved Manager, or change the terms and conditions of the management of such Vessel other than upon such terms and conditions as the Administrative Agent shall approve.

7.09. Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by Holdings and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.10. Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of Holdings or any of its Subsidiaries, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Holdings or such Subsidiary as would be obtainable by Holdings or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.11. Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Borrower or any Guarantor or to otherwise transfer property to or invest in any Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.11 or (B) at the time any Subsidiary becomes a Subsidiary of such Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of such Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrowers or (iii) of the Borrowers or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(f) and (g) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.12. Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.13. Financial Covenants.

(a) Minimum Consolidated Tangible Net Worth.  Permit Consolidated Tangible Net Worth at any time to be less than the sum of (i) $235,000,000, plus (ii) an amount equal to 75% of the Consolidated Net Income earned in each full fiscal quarter ending after September 30, 2007 (with no deduction for a net loss in any such fiscal quarter) and (iii) an amount equal to 100% of the aggregate increases in Shareholders’ Equity of Holdings and its Subsidiaries after September 30, 2007 by reason of the issuance and sale of Equity Interests of Holdings or any Subsidiary (other than issuances to Holdings or a wholly-owned Subsidiary), including upon any conversion of debt securities of Holdings into such Equity Interests.

(b) Minimum Cash Liquidity.  For each calendar month ending on or after the date hereof, Qualified Cash of the Loan Parties (other than the Limited Guarantors), plus Availability in an average daily amount during such calendar month not less than $15,000,000.

(c) Maximum Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio of Holdings and its Subsidiaries at any time to be greater than 3.00:1.00.

(d) Minimum Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter  and for the period of four fiscal quarters then ending of Holdings and its Subsidiaries to be less than 1.50:1.00.

7.14. Financing Agreements.  If, on or after the date hereof, Holdings or any of its Subsidiaries shall be a party to any Financing Agreement that shall include any financial covenant, undertaking or other provision (or any thereof shall be amended or otherwise modified), however expressed and whether stated as a ratio, as a fixed threshold, as an event of default or otherwise, of Holdings or any of its Subsidiaries and such provision is not contained in this Agreement or would be more beneficial to such lender(s) than any analogous provision contained in this Agreement (any such provision, a “Replacement Covenant”), then the Loan Parties shall provide prompt notice thereof to the Administrative Agent and the Lenders.  Thereupon, unless waived in writing by the Administrative Agent and the Required Lenders within five days of the Administrative Agent’s and the Lender’s receipt of such notice, such Replacement Covenant shall be deemed incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, effective as of the later of the date of this Agreement and the date when such Replacement Covenant became effective under the such Financing Agreement.  Thereafter, upon the request of the Administrative Agent, the Loan Parties shall enter into any additional agreement or amendment to this Agreement reasonably requested by the Administrative Agent or the Required Lenders evidencing any of the foregoing.  Any Replacement Covenant incorporated into this Agreement pursuant to this Section 7.14 shall remain unchanged herein notwithstanding any waiver or subsequent modification of such Replacement Covenant (unless any such modification itself constitutes a Replacement Covenant) under the applicable Financing Agreement and shall be deemed deleted from this Agreement at such time as the applicable Financing Agreement shall be terminated and no amounts shall be outstanding or otherwise due by Holdings or any of its Subsidiaries thereunder.

7.15. Amendments of Organization Documents, Etc.  Amend any of its Organization Documents.

7.16. Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year and fiscal quarters.

7.17. Prepayments, Etc. of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement and (b) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.02 and refinancings and refundings of such Indebtedness in compliance with Section 7.02(g).

7.18. Holding Company.  In the case of Holdings, engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in the Borrowers, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (d) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, and (e) activities incidental to the businesses or activities described in clauses (a) through (d) of this Section.

7.19. Net Present Rental Value.  Permit Net Present Rental Value to exceed $60,000,000, calculated at the end of each fiscal quarter of Holdings (commencing with the fiscal quarter ended December 31, 2007).

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default.  Any of the following shall constitute an Event of Default:

(a) Non-Payment.  The Borrowers or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.  (i) The Borrowers or any Loan Party fail to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.11, 6.12, 6.14, 6.16, 6.17, 6.19, 6.20, 6.21, 6.22 or Article VII, (ii) any of the Guarantors fails to perform or observe any term, covenant or agreement contained in the Guaranty or (iii) any of the Loan Parties fails to perform or observe any term, covenant or agreement contained in any Collateral Document which it is a party; or

(c) Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above or, in respect of Holdings, specified in Section 8.01(o) below) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Holdings or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Holdings or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control.  There occurs any Change of Control; or

(l) Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create (i) a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby or (ii) a valid indenture of first naval mortgage under the law of the Republic of Panama on the Vessel described therein or (iii) in the case of any Multi-Party Agreement, Philippine Assignment, Earnings Assignment or Insurance Assignment any a valid and perfected first-priority Lien on the Collateral purported to be covered thereby; or

(m) Bank of America Master Agreement; Preferred Vessel Mortgages.  Any notice of Early Termination Date shall be given by the Administrative Agent under Section 6(a) of the Bank of America Master Agreement, or any Person entitled to do so shall give notice of an Early Termination under Section 6(b)(iv) of the Bank of America Master Agreement, or an Event of Default (as defined in Section 14 of the Bank of America Master Agreement or Section 2.1 of any Preferred Vessel Mortgage shall occur), or the Bank of America Master Agreement shall be terminated, cancelled, suspended, rescinded or revoked or shall other wise cease to be in full force and effect for any reason.

(n) Vessels.  Any action, suit, investigation, litigation or proceeding shall be pending with respect to any Vessel in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(o) Holdings.  Holdings shall, at any time:

(i) Fail to (x) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.05; (y) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (z) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

(ii) Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

(iii) Amend any of its Organization Documents.

(iv) Change its name without the prior written consent of the Administrative Agent.

8.02. Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default specified in Section 8.01(f), Section 8.01(g) or an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03. Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and amounts owing under Secured Hedge Agreements constituting interest rate Swap Contracts and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to payment of that portion of the Obligations constituting unpaid amounts owing under any other Secured Hedge Agreements constituting commodities Swap Contracts; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01. Appointment and Authority.  (a)  Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Bank and potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02. Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03. Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04. Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05. Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06. Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Administrative Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed among the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07. Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08. No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other titles as necessary listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09. Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers or such other Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

9.10. Collateral and Guaranty Matters.  The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;

(c) so long as no Default or Event of Default has occurred and is continuing and provided that Holdings demonstrates compliance (after giving effect to the incurrence of the proposed Indebtedness) with the Consolidated Leverage Ratio on a trailing twelve month basis as of the most recently completed fiscal month to the satisfaction of the Administrative Agent, subject to Section 6.12(c), to release any (i) Limited Guarantor or (ii) obligation under any document executed by such Limited Guarantor pursuant to Section 6.12(c) upon the incurrence of any Permitted New Vessel Construction Indebtedness permitted under Section 7.02(g) or Indebtedness incurred in connection with any Permitted Vessel Acquisition permitted under Section 7.02(f); and

(d) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

ARTICLE X.

CONTINUING GUARANTY

10.01. Guaranty.  Holdings hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, jointly and severally with all other Guarantors, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrowers to the Secured Parties, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof).  The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Holdings, and conclusive for the purpose of establishing the amount of the Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of Holdings under this Guaranty, and Holdings hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02. Rights of Lenders.  Holdings consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations.  Without limiting the generality of the foregoing, Holdings consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Holdings under this Guaranty or which, but for this provision, might operate as a discharge of Holdings.

10.03. Certain Waivers.  Holdings waives (a) any defense arising by reason of any disability or other defense of the Borrowers or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrowers; (b) any defense based on any claim that Holdings’ obligations exceed or are more burdensome than those of the Borrowers; (c) the benefit of any statute of limitations affecting Holdings’ liability hereunder; (d) any right to proceed against the Borrowers, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Holdings expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

10.04. Obligations Independent.  The obligations of Holdings hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against Holdings to enforce this Guaranty whether or not the Borrowers or any other person or entity is joined as a party.

10.05. Subrogation.  Holdings shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated.  If any amounts are paid to Holdings in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06. Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Facilities with respect to the Obligations are terminated.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrowers or Holdings is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of Holdings under this paragraph shall survive termination of this Guaranty.

10.07. Subordination.  Holdings hereby subordinates the payment of all obligations and indebtedness of the Borrowers owing to Holdings, whether now existing or hereafter arising, including but not limited to any obligation of the Borrowers to Holdings as subrogee of the Secured Parties or resulting from Holdings’ performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations.  If the Secured Parties so request, any such obligation or indebtedness of the Borrowers to Holdings shall be enforced and performance received by Holdings as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of Holdings under this Guaranty.

10.08. Stay of Acceleration.  If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against Holdings or the Borrowers under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Holdings immediately upon demand by the Secured Parties.

10.09. Condition of Borrowers.  Holdings acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as Holdings requires, and that none of the Secured Parties has any duty, and Holdings is not relying on the Secured Parties at any time, to disclose to Holdings any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (Holdings waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

ARTICLE XI.

MISCELLANEOUS

11.01. Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension without the written consent of the Required Revolving Lenders;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d) postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(f) change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii)  if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(g) change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” or “Required Term Lenders,” without the written consent of each Lender under the applicable Facility;

(h) change (i) the definition of “Loan Value” or “Vessel” (except in connection with the inclusion of an additional Vessel in connection with addition of a new Borrower pursuant to the terms of Section 2.14 herein) or (ii) increase the percentage advance rates or make any other amendments or modifications to this Agreement which would allow additional loans or extensions of credit to be made under this Agreement against the same Vessels or add any new asset classes (i.e., types of property, other than vessels) to the definition of Loan Value, in each case, without the written consent of each Lender;

(i) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(j) release all or substantially all of the value of any Guaranty, without the written consent of each Lender; or

(k) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 11.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

11.02. Notices; Effectiveness; Electronic Communications, Etc.  (a)  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrowers, the other Loan Parties, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrowers, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrowers, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc.  Each of Holdings, the Borrowers, the other Loan Parties, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall, jointly and severally, indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f) Closing Documents.  The Administrative Agent agrees to deliver to each Lender signatory to this Agreement as of the Closing Date copies of the documents executed and/or delivered by the Loan Parties pursuant to Section 4.01 following the Closing Date.  The Lenders agree such documents may be delivered by electronic transmission, via compact disk or as otherwise mutually agreed to by the Administrative Agent and the applicable Lender.

11.03. No Waiver; Cumulative Remedies.  No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04. Expenses; Indemnity; Damage Waiver.  (a)  Costs and Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers.  The Borrowers shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (including, without limitation, any Environmental Action), whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Borrowers’ or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders.  To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05. Payments Set Aside.  To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06. Successors and Assigns.  (a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f), or (iv) to an SPC in accordance with the provisions of Section 11.06(h) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of either Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrowers.  No such assignment shall be made to any Borrower or any of the Borrowers’ Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee in the amount of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitments and Revolving Credit Loans pursuant to Section 11.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrowers, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07. Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Administrative Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09. Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11. Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12. Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13. Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

11.14. Governing Law; Jurisdiction; Etc.  (a)  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401 AND §5-1402 ).

(b) SUBMISSION TO JURISDICTION.  THE BORROWERS, THE ADMINISTRATIVE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS, THE ADMINISTRATIVE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE.  THE BORROWERS, THE ADMINISTRATIVE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS.  EACH LOAN PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02 AND APPOINTS CARDILLO & CORBETT, WITH AN OFFICE AT 29 BROADWAY, NEW YORK, NEW YORK 10006, AS ITS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF COPIES OF SUMMONS AND COMPLAINTS AND ANY OTHER PROCESS THAT MAY BE SERVED IN ANY ACTION OR PROCEEDING.  IF THE APPOINTMENT OF CARDILLO & CORBETT AS AGENT PURSUANT TO THE PRECEDING SENTENCE SHALL AT ANY TIME CEASE TO BE EFFECTIVE AS TO ANY LOAN PARTY OR CARDILLO & CORBETT SHALL CEASE TO HAVE AN OFFICE IN NEW YORK COUNTY, EACH LOAN PARTY SHALL IMMEDIATELY APPOINT ANOTHER PERSON HAVING AN OFFICE IN NEW YORK COUNTY AND OTHERWISE ACCEPTABLE TO THE ADMINISTRATIVE AGENT TO ACCEPT SERVICE OF PROCESS ON ITS BEHALF.  THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLE CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15. Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and Holdings acknowledge and agree, and acknowledge their Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrowers, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger on the other hand, (B) each Borrower and Holdings have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) each Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, Holdings or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrowers, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, Holdings and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrowers, Holdings or any of their respective Affiliates.  To the fullest extent permitted by law, each Borrower and Holdings hereby waive and release any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17. USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

11.18. Time of the Essence.  Time is of the essence of the Loan Documents.

11.19. ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.20. TBS Shipping Services Inc. as Administrative Borrower.   Each Borrower hereby irrevocably appoints TBS Shipping Services Inc., a New York corporation, as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Administrative Agent with all notices with respect to Credit Extensions obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Credit Extensions and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Secured Parties shall not incur liability to any Borrower as a result thereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Secured Parties to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each Secured Party and hold each Secured Party harmless against any and all liability, expense, loss or claim of damage or injury, made against the Secured Parties by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Collateral of Borrowers as herein provided, (b) the Secured Party’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Secured Parties hereunder or under the other Loan Documents, except that Borrowers will have no liability to such Secured Party under this Section 11.20 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Secured Party.

ARTICLE XII.

TRANSITIONAL ARRANGEMENTS

12.01. Existing Credit Agreement Superseded.

On the Closing Date, this Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this Article XII.  On the Closing Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents, the Existing Letters of Credit shall be converted into Letters of Credit under this Agreement, and the Commitments hereunder shall be set to achieve the Applicable Percentages and Commitments set forth on Schedule 2.01(a) hereto.  In the event that any payment made by the Borrowers under the Existing Credit Agreement must be disgorged or otherwise returned by any Lender thereunder, such Lender shall be entitled to the benefits of the Existing Credit Agreement and the Borrower and all Guarantors shall be unconditionally obligated to repay the same along with any applicable interest.  This Agreement represents a modification, and not a novation, of the credit facility under the Existing Credit Agreement.

12.02. Interest and Fees under Superseded Agreement.

All interest and fees and expenses, if any, owing or accruing under or in respect of the Existing Credit Agreement through the Closing Date shall be calculated as of the Closing Date (pro rated in the case of any fractional periods), and shall be paid on the Closing Date.  Commencing on the Closing Date, the fees hereunder shall be payable by the Borrowers to the Administrative Agent for the account of the Lenders in accordance with Section 2.09.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:                                                                ALBEMARLE MARITIME CORP.
ARDEN MARITIME CORP.
AVON MARITIME CORP.
BIRNAM MARITIME CORP.
BRISTOL MARITIME CORP.
CHESTER SHIPPING CORP.
DARBY NAVIGATION CORP.
DOVER MARITIME CORP.
FRANKFORT MARITIME CORP.
ELROD SHIPPING CORP.
EXETER SHIPPING CORP.
GLENWOOD MARITIME CORP.
HANSEN SHIPPING CORP.
HENLEY MARITIME CORP.
HUDSON MARITIME CORP.
MONTROSE MARITIME CORP.
OLDCASTLE SHIPPING CORP.
RECTOR SHIPPING CORP.
REMSEN NAVIGATION CORP.
SHEFFIELD MARITIME CORP.
SHERMAN MARITIME CORP.
STERLING SHIPPING CORP.
STRATFORD SHIPPING CORP.
VERNON MARITIME CORP.
WINDSOR MARITIME CORP.

By:    /s/ Tara DeMakes
Name: Tara DeMakes
Title: Attorney-in-Fact

HOLDINGS:                                                                TBS INTERNATIONAL LIMITED

By:  /s/ Tara DeMakes
Name:  Tara DeMakes
Title: Attorney-in-Fact

ADMINISTRATIVE BORROWER:                        TBS SHIPPING SERVICES INC.

By:   /s/ Tara DeMakes
Name: Tara DeMakes
Title: Attorney-in-Fact

ADMINISTRATIVE AGENT:          BANK OF AMERICA, N.A.

By:  /s/ William J. Faidell
Name:  William J. Faidell
Title:    Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:   /s/ Judith A. Huckins
Name: Judith A. Huckins
Title: Vice President

DVB GROUP MERCHANT BANK (ASIA) LTD.,

as co-Syndication Agent and a Lender

By:    /s/ Evan D. Cohen
Name: Evan D. Cohen
Title:  Managing Director

By:    /s/ Martijn Van Tuyl
Name: Martijn Van Tuyl
Title:  Vice President

CITIBANK, N.A., as co-Syndication Agent and a Lender

By:  /s/ Gilbert Torres
Name: Gilbert Torres
Title: Vice President

TD BANKNORTH, N.A., as Documentation Agent and a Lender

By:  /s/ John Mercier
Name: John Mercier
Title: Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Steven B. Vitale
Name: Steven B. Vitale
Title: Director

CAPITAL ONE LEVERAGE FINANCE CORP., as a Lender

By:  /s/ Thomas F. Furst
Name: Thomas F. Furst
Title: Vice President

GUARANTY BANK, as a Lender

By:  /s/ Jeremy Jackson
Name: Jeremy Jackson
Title: Vice President

MERRILL LYNCH COMMERCIAL FINANCE CORP., as a Lender

By:   /s/ Patrick McCarthy
Name: Patrick McCarthy
Title: Vice President

WEBSTER BANK NATIONAL ASSOCIATION, as a Lender

By:  /s/ Michael P. McGovern
Name:  Michael P. McGovern
Title: Vice President

COMERICA BANK, as a Lender

By:  /s/ Martin G. Ellis
Name: Martin G. Ellis
Title: Senior Vice President

TRISTATE CAPITAL BANK, as a Lender

By: /s/ Timothy A. Merriman
Name: Timothy A. Merriman
Title: Senior Vice President

SCHEDULE 2.01(a)

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Term Commitment	Revolving Credit Commitment	Term Applicable Percentage	Revolving Credit Applicable Percentage
Bank of America, N.A.	$21,308,411.00	$18,691,589.00	14.95327088%	14.9532712%
DVB Group Merchant Bank (Asia) Ltd.	$21,308,411.00	$18,691,589.00	14.95327088%	14.9532712%
Citibank, N.A.	$18,644,860.00	$16,355,140.00	13.08411228%	13.084112%
TD Banknorth N.A.	$18,644,860.00	$16,355,140.00	13.08411228%	13.084112%
Keybank National Association	$15,981,308.00	$14,018,692.00	11.21495298%	11.2149536%
Capital One Leverage Finance Corp.	$10,654,206.00	$9,345,794.00	7.476635789%	7.4766352%
Guaranty Bank	$10,654,206.00	$9,345,794.00	7.476635789%	7.4766352%
Merrill Lynch Commercial Finance Corp.	$7,990,654.00	$7,009,346.00	5.607476491%	5.6074768%
Webster Bank National Association	$6,658,879.00	$5,841,121.00	4.672897544%	4.6728968%
Comerica Bank	$5,327,103.00	$4,672,897.00	3.738317895%	3.7383176%
Tristate Capital Bank	$5,327,103.00	$4,672,897.00	3.738317895%	3.7383176%
Total	$142,500,000.00	$125,000,000.00	100.000000000%	100.000000000%

Schedule 2.01(b)

APPRAISERS

Simpson Spence & Young
46 Southfield Avenue
Three Stamford Landing, Suite 100
Stamford, CT 06902

Galbraith’s Limited
Bridgegate House
124-126 Borough High Street
London  SEI 1BL
United Kindgdom

SCHEDULE 5.05
SUPPLEMENT TO INTERIM FINANCIAL STATEMENTS
MATERIAL INDEBTEDNESS AND OTHER LIABILITIES
OF
TBS INTERNATIONAL LIMITED AND SUBSIDIARIES
AS OF SEPTEMBER 30, 2007

	Interest Rate at September 30, 2007	September 30, 2007	December 31, 2006

Bank of America - term credit facility,
expires July 30, 2010	6.61%	$55,491,071	65,625,000

Bank of America - revolving credit facility,
expires July 30, 2010	6.4% - 6.82%	55,374,533	54,814,033

The Royal Bank of Scotland credit
facility loan, expires March 23, 2010	7.00%	4,600,000	5,365,000

The Royal Bank of Scotland credit facitilty,
new vessel buildings, expires through March 31, 2021	7.06%	35,000,000	-

Debt balance		$150,465,604	125,804,033

SCHEDULE 5.08 (b)

EXISTING LIENS

Description of Lien	Amount
Mortgage Lien on the M/V Apache Maiden, M/V Inca maiden, M/V Navajo Princess, M/V Seneca Maiden, M/V Cherokee Princess, M/V Kickapoo Belle and M/V Kiowa Princess under First Preferred Panamanian Mortgage dated January 16, 2008, granted by Bedford Maritime Corp., Brighton Maritime Corp., Hari Maritime Corp., Prospect Navigation Corp., Hancock Navigation Corp., Columbus Maritime Corp., and Whitehall Marine Transport Corp., as mortgagor, to DVB Group Merchant Bank (ASIA) Ltd., as mortgagee
$ 75,000,000
Mortgage Lien on the M/V Arapaho Belle and the M/V Oneida Princess under First Preferred Panamanian Mortgage dated December 7, 2007, granted by Claremont Shipping Corp. and Yorkshire Shipping Corp., as mortgagor, and Credit Suisse as mortgagee
$ 40,000,000
Mortgage lien on the M/V Zuni Princess, M/V Hopi Princess and the M/V Mohave Maiden under First Preferred Panamanian Mortgage dated February 29, 2008, granted by Amoros Maritime Corp., Lancaster Maritime Corp., and Chatham Maritime Corp., as mortgagor, and AIG Commercial Equipment Finance, Inc., as mortgagee.
$ 35,000,000
UCC Financing Statement recorded August 14, 2007, Filing Number- 200708145791405(copy attached to this schedule) against certain Collateral, as described therein, Debtor TBS Shipping Services Inc., Secured Party, Key Equipment Finance Inc.
$ 80,000.00

SCHEDULE 5.08 (c)
REAL PROPERTY OWNED

NONE

SCHEDULE 5.08 (d) (i)
LEASED REAL PROPERTY (LESSEE)

Lessee:	TBS Shipping Services, Inc.
Lessor:	Joseph E. Royce
Lease Date:	January 1, 2005
Exp. Date:	December 31, 2008
Premises:	612 East Grassy Spain Road
Yonkers, New York 10710
Westchester County, State of New York
Annual Cost:	$240,000.00 USD ($20,000.00 USD Monthly)

*************************************************************************************

Lessee:	TBS Energy Logistics, L.P.
Lessor:	Calhoun County Navigation District
Lease Date:	January 1, 2006
Exp. Date:	December 31, 2016
Premises:	Approximately 1.99 acres of land located on the premises of Calhoun
County Navigation District
Calhoun County, State of Texas
Annual Cost:	$72,000.00 USD ($6,000.00 USD Monthly)

*************************************************************************************

Lessee:	Roymar Ship Management, Inc.
Lessor:	Ventresca Realty Corp.
Lease Date:	September 1, 2005
Exp. Date:	October 31, 2008
Premises:	455 Central Park Avenue, Suite 308
Scarsdale, New York 10583
Westchester County, State of New York
Annual Cost:	$262,956.00 USD ($21,913.00 USD Monthly)

*************************************************************************************

Lessee:	Roymar Ship Management, Inc.
Lessor:	Ventresca Realty Corp.
Lease Date:	January 1, 2007
Exp. Date:	October 31, 2008
Premises:	455 Central Park Avenue, Suite 304
Scarsdale, New York 10583
Westchester County, State of New York
Annual Cost:	$37,740.00 USD ($3,145.00 USD Monthly)

SCHEDULE 5.08(d) (ii)

LEASED PROPERTY (LESSOR)

NONE

SCHEDULE 5.08 (e)
EXISTING INVESTMENTS

Description of Investment	Amount

(A) GMT Shipping Line (2002) LTD. and TBS African Line Ventures, LTD. entered into a joint venture to provide service between the East and North
Coasts of South America and South Africa.	$485,995
$100,000 of the amount shown represents TBS’s capital contribution to the joint venture company, GMTBS Africa Line, Ltd. (“GMTBS”); and the remaining balance represents a loan to GMTBS in the amount of $200,000, and the remaining balance represents retained profits from GMTBS from inception of partnership.

(B) TBS Warehouse and Distribution Group Ltd., and Cargonaves S.A. entered into
a joint venture to purchase a warehouse in Peru.	$1,900,000

SCHEDULE 5.13
SUBSIDIARIES AND OTHER EQUITY INVESTMENTS; LOAN PARTIES

PART (a) - Subsidiaries

Subsidiaries of TBS International Limited (“Holdings”) in which Holdings owns 100% of all their issued stock:

1.	Mercury Marine Ltd.

2.	Roymar Ship Management Inc.

3.	TBS Shipping Services Inc.

4.	TBS Warehouse & Equipment Holdings Ltd.

5.	TBS Worldwide Services Inc.

6.	Transworld Cargo Carriers S.A.

7.	Westbrook Holding Ltd.

Subsidiaries of Westbrook Holdings Ltd. (“Westbrook”) in which Westbrook owns 100% of all their issued stock:

1.	Albemarle Maritime Corp.

2.	Amoros Maritime Corp.

3.	Arden Maritime Corp.

4.	Argyle Maritime Corp.

5.	Avon Maritime Corp.

6.	Bedford Maritime Corp.

7.	Beekman Shipping Corp.

8.	Birnam Maritime Corp.

9.	Brighton Maritime Corp.

10.	Bristol Maritime Corp.

11.	Caton Maritime Corp.

12.	Chatham Maritime Corp.

13.	Chester Shipping Corp.

14.	Claremont Shipping Corp.

15.	Columbus Maritime Corp.

16.	Darby Navigation Corp.

17.	Dover Maritime Corp.

18.	Dorchester Maritime Corp.

19.	Dyker Maritime Corp.

20.	Elrod Shipping Corp.

21.	Exeter Shipping Corp.

22.	Fairfax Shipping Corp.

23.	Frankfort Maritime Corp.

24.	Glenwood Maritime Corp.

25.	Grainger Maritime Corp.

26.	Hancock Navigation Corp.

27.	Hansen Shipping Corp.

28.	Hartley Navigation Corp.

29.	Hari Maritime Corp.

30.	Henley Maritime Corp.

31.	Hudson Maritime Corp.

32.	Jessup Maritime Corp.

33.	Lancaster Maritime Corp.

34.	Leaf Shipping Corp.

35.	Longwoods Maritime Corp.

36.	McHenry Maritime Corp.

37.	Montrose Maritime Corp

38.	Oldcastle Shipping Corp.

39.	Pacific Rim Shipping Corp.

40.	Prospect Navigation Corp.

41.	Rector Shipping Corp.

42.	Remsen Navigation Corp.

43.	Sheffield Maritime Corp.

44.	Sherman Maritime Corp.

45.	Sterling Shipping Corp.

46.	Stratford Shipping Corp.

47.	Sunswyck Maritime Corp.

48.	Vernon Maritime Corp.

49.	Whitehall Marine Transport Corp.

50.	Windsor Maritime Corp.

51.	Yorkshire Shipping Corp.

Subsidiaries of TBS Shipping Services Inc. in which it owns 100% of all their issued stock:

1. Compass Chartering Corp.

2. TBS Logistics Incorporated

TBS Shipping Services Inc. is the sole member of the following limited liability company:

1	TBS U.S. Enterprises LLC

TBS Shipping Services Inc. is a limited partner of the following limited liability partnership and owns 100% of all interests in the partnership, while TBS U.S. Enterprises LLC is the general partner:

1	TBS Energy Logistics, L.P.

Subsidiaries of Compass Chartering Corp., in which it owns 100% of all their issued stock:

1	Azalea Shipping and Chartering Inc.

Subsidiaries of TBS Worldwide Services Inc. in which it owns 100% of all their issued stock:

1	TBS African Ventures Limited

2.	TBS Eurolines, Ltd.

3.	TBS Latin America Liner, Ltd.

4.	TBS Middle East Carriers, Ltd.

5.	TBS North America Liner, Ltd.

6.	TBS Ocean Carriers, Ltd.

7.	TBS Pacific Liner, Ltd.

Subsidiaries of TBS Warehouse & Equipment Holdings Ltd. in which it owns 100% of all their issued stock:

1.	TBS Warehouse & Distribution Group Ltd.

PART (b) - Equity Investments in Other Corporations

1.	TBS African Ventures Limited owns 50% of the stock issued by GMTBS Africa Lines Limited.

2.	TBS Warehouse & Distribution Group Ltd. owns 50% of the stock issued by Panamerican Port Services S.A.C.

PART (c) - Ownership of Borrowers

Holdings owns 100% of the issued stock of Westbrook and Westbrook owns 100% of the issued stock of all of the Borrowers which are listed below:

1	Albemarle Maritime Corp.
2	Arden Maritime Corp.
3	Avon Maritime Corp.
4	Birnam Maritime Corp.
5	Bristol Maritime Corp.
6	Chester Shipping Corp.
7	Darby Navigation Corp.
8	Dover Maritime Corp.
9	Elrod Shipping Corp.
10	Exeter Shipping Corp.
11	Frankfort Maritime Corp.
12	Glenwood Maritime Corp.
13	Hansen Shipping Corp.
14	Henley Maritime Corp.
15	Hudson Maritime Corp.
16	Montrose Maritime Corp
17	Oldcastle Shipping Corp.
18	Rector Shipping Corp.
19	Remsen Navigation Corp.
20	Sheffield Maritime Corp.
21	Sherman Maritime Corp.
22	Sterling Navigation Corp.
23	Stratford Shipping Corp.
24	Vernon Maritime Corp.
25	Windsor Maritime Corp

PART (d) - Loan Parties

Borrowers	Jurisdiction of Incorporation	Principal place of business	Federal I.D. Number
Albemarle Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0442951
Arden Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0385323
Avon Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0431582
Birnam Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0463679
Bristol Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0452038
Chester Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0442952
Darby Navigation Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0474419
Dover Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0481561
Elrod Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0514921
Exeter Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0510614
Frankfort Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0185271
Glenwood Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0438877
Hansen Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0442953
Henley Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0418760
Hudson Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0438879
Montrose Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0535981
Oldcastle Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0418758
Rector Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0442954
Remsen Navigation Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0462172
Sheffield Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0421934
Sherman Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0406979
Sterling Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0454510
Stratford Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0423934
Vernon Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0401132
Windsor Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0442955

	JURISDICTION	PRINCIPAL PLACE	FEDERAL
GUARANTOR	OF INCORPORATION	OF BUSINESS	I.D. NUMBER

Azalea Shipping and Chartering, Inc.	New York	612 Grassy Sprain Road Yonkers, NY, 10710	11-3329199
Beekman Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0510616
Compass Chartering Corp.	New York	612 Grassy Sprain Road Yonkers, NY, 10710	13-3826713
Fairfax Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0510498
Jessup Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0547763
Leaf Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0418760
Mercury Marine Ltd.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0380637
Pacific Rim Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0148758
Roymar Ship Management Inc.	New York	455 Central Park Avenue Suite 308 Scarsdale, NY 10583	13-3671800
TBS African Ventures Limited	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0479144
TBS Warehouse & Equipment Holding Ltd.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-
TBS Warehouse & Distribution Group Ltd.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-
TBS Shipping Services Inc.	New York	612 Grassy Sprain Road Yonkers, NY, 10710	13-3705134
TBS Logistics Incorporated	Texas	11713 Jones Road Suite 200 Houston, TX 77070	26-0877704
Transworld Cargo Carriers S.A.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0182303
TBS Worldwide Services Inc.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0187513
TBS Eurolines. Ltd.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0191213
TBS Latin America Liner, Ltd.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0187442
TBS Middle East Carriers, Ltd.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0404203
TBS North America Liner, Ltd.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0182303
TBS Ocean Carriers, Ltd.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0187441
TBS Pacific Liner, Ltd.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0187516
Westbrook Holdings Ltd.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	98-0185273
TBS Energy Logistics L.P.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands MH 96960	56-2577864
TBS U.S. Enterprises LLC	Limited Liability Company- Delaware	C/O TBS Shipping Services Inc. 612 Grassy Sprain Road Yonkers, NY, 10710	42-1702901
TBS International Limited	Bermuda	Commerce Building One Chancery Lane Hamilton HM12 Bermuda	98-0225954

SCHEDULE 5.17

INTELLECTUAL PROPERTY OWNED

NONE

Schedule 5.27
TBS International Limited
Vessels 9/20/07

							Age				Fair	60%
		Hull			Classification	Certification	Year		Purchase		Market	Loan
	Vessel Name	Number	Current Register Owner	Vessel Registered	Society	Number	9/20/2007	Type	Price	Dwt	Value	Value

1	Ainu Princess	2843	Hansen Shipping Corp.	Panama/Philippines	Lloyds Register	8306929	19.8	Tweendeck	$ 8,625,000	17,325	$ 17,000,000	$ 10,200,000
2	Alabama Belle	399	Exeter Shipping Corp.	Panama/Philippines	Lloyds Register	8412144	20.8	Bulk Carrier	16,075,000	41,808	31,000,000	18,600,000
3	Aztec Maiden	273	Dover Maritime Corp.	Panama/Philippines	ClassNK	844688	23.8	Tweendeck	8,100,000	19,777	14,500,000	8,700,000
4	Biloxi Belle	3026	Sterling Shipping Corp.	Panama/Philippines	ABS	8433318	22.8	Bulk Carrier	15,500,000	39,225	27,500,000	16,500,000
5	Chesapeake Belle	1291	Hudson Maritime Corp.	Panama/Philippines	DNV	15515	22.8	Bulk Carrier	12,750,000	44,146	29,000,000	17,400,000
6	Iroquois Maiden	1266	Stratford Shipping Corp.	Panama/Philippines	Lloyds Register	8109008	23.8	Bulk Carrier	12,295,000	40,876	27,500,000	16,500,000
7	Manhattan Princess	491	Sheffield Maritime Corp.	Panama/Philippines	Lloyds Register	8029715	24.8	Bulk Carrier	12,360,000	45,526	26,500,000	15,900,000
8	Maori Maiden	1924	Remsen Navigation Corp.	Panama/Philippines	Lloyds Register	8312746	22.8	Bulk Carrier	13,750,000	37,734	27,500,000	16,500,000
9	Miami Maiden	872	Glenwood Maritime Corp.	Panama/Philippines	Lloyds Register	8309347	22.8	Bulk Carrier	12,240,000	39,333	27,500,000	16,500,000
10	Mohawk Princess	1043	Albermarle Maritime Corp.	Panama/Philippines	ABS	8202286	24.8	Bulk Carrier	12,000,000	42,360	22,000,000	13,200,000
11	Mohegan Princess	1057	Vernon Maritime Corp.	Panama/Philippines	ClassNK	832832	23.8	Tweendeck	744,034	26,320	16,000,000	9,600,000
12	Nanticoke Belle	2616	Elrod Shipping Corp	Panama/Philippines	Lloyds Register	8820717	18.1	Tweendeck	16,950,000	28,835	27,500,000	16,500,000
13	Nyack Princess	2875	Darby Navigation Corp.	Panama/Philippines	ClassNK	842810	23.8	Bulk Carrier	10,000,000	38,885	27,500,000	16,500,000
14	La Jolla Belle (ex Rockaway Belle)	202	Sherman Maritime Corp.	Panama/Philippines	ClassNK	824039	24.8	Bulk Carrier	2,514,700	35,025	20,000,000	12,000,000
15	Shawnee Princess	1353	Frankfort Maritime Corp.	Panama/Philippines	ClassNK	841663	22.8	Tweendeck	12,000,000	22,323	15,500,000	9,300,000
16	Shinnecock Belle	1926/27	Windsor Maritime Corp.	Panama/Philippines	Lloyds Register	8312722	21.8	Bulk Carrier	15,300,000	37,268	28,500,000	17,100,000
17	Siboney Belle	2844	Rector Shipping Corp.	Panama/Philippines	ABS	8700719	19.8	Tweendeck	8,625,000	17,325	17,000,000	10,200,000
18	Sioux Maiden	10119	Birnam Maritime Corp.	Panama/Philippines	ABS	89147923	17.8	Bulk Carrier	18,500,000	42,248	37,000,000	22,200,000
19	Taino Maiden	2839	Oldcastle Shipping Corp.	Panama/Philippines	Lloyds Register	8314847	21.8	Tweendeck	6,300,000	23,278	16,500,000	9,900,000
20	Tamoyo Maiden	2862	Chester Shipping Corp.	Panama/Philippines	Lloyds Register	8314885	20.8	Tweendeck	8,000,000	17,325	15,500,000	9,300,000
21	Tayrona Princess	1059	Arden Maritime Corp.	Panama/Philippines	ClassNK	833674	23.8	Tweendeck	744,034	26,320	16,000,000	9,600,000
22	Tuckahoe Maiden	2868	Henley Marine Corp.	Panama/Philippines	Lloyds Register	8314835	21.8	Tweendeck	6,000,000	23,278	16,500,000	9,900,000
23	Tuscarora Belle	1289	Bristol Maritime Corp.	Panama/Philippines	DNV	15633	22.8	Bulk Carrier	12,750,000	44,146	28,500,000	17,100,000
24	Wichita Belle	3240	Avon Maritime Corp.	Panama/Philippines	ClassNK	910566	15.8	Tweendeck	13,000,000	28,843	30,000,000	18,000,000
25	Yakima Princess	10126	Montrose Maritime Corp.	Panama/Philippines	Lloyds Register	0308A	16.8	Bulk Carrier	29,000,000	42,475	39,500,000	23,700,000

	Total								$284,122,768		$601,500,000	$360,900,000

SCHEDULE 6.12 GUARANOTRS

Azalea Shipping & Chartering Inc
Beekman Shipping Corp.
Compass Chartering Corp.
Fairfax Shipping Corp.
Jessup Maritime Corp.
Leaf Shipping Corp.
Mercury Marine Ltd.
Pacific Rim Shipping Corp.
Roymar Ship Management, Inc.
TBS African Ventures Limited
TBS Eurolines, Ltd
TBS Latin America Liner, Ltd
TBS Logistics Incorporated
TBS Middle East Carriers, Ltd
TBS North America Liner, Ltd
TBS Ocean Carriers, Ltd
TBS Pacific Liner, Ltd
TBS Shipping Services Inc
TBS Warehouse & Equipment Holdings Ltd.
TBS Warehouse & Distribution Group Ltd
TBS Worldwide Services, Inc
TBS US Enterprises LLC
TBS Energy Logistics L.P.
Transworld Cargo Carriers S.A.
Westbrook Holdings Ltd.

SCHEDULE 7.02
EXISTING INDEBTEDNESS

Description of Indebtedness
Loan debt under Loan Agreement dated March 29, 2007, between Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp., and Sunswyck Martime Corp., as Borrower, and The Royal Bank of Scotland plc, as Lender	$40,000,000
Loan debt under Loan Agreement dated January 16, 2008, between Bedford Maritime Corp., Brighton Maritime Corp., Hari Maritime Corp., Prospect Navigation Corp., Hancock Navigation Corp., Columbus Maritime Corp., and Whitehall Marine Transport Corp., as Borrower, and DVB Group Merchant Bank (ASIA) Ltd., as Lender	$75,000,000
Loan debt under Loan Agreement dated December 7, 2007, between Claremont Shipping Corp. and Yorkshire Shipping Corp., as Borrower, and Credit Suisse as Lender	$40,000,000
Loan debt under Loan Agreement dated February 29, 2008, between Amoros Maritime Corp., Lancaster Maritime Corp., and Chatham Maritime Corp., as Borrower, and AIG Commercial Equipment Finance, Inc., as Lender	$35,000,000

Total Indebtedness	$190,000,000

SCHEDULE 7.08

APPROVED MANAGER

Roymar Ship Management Inc.

Scarsdale Plaza, Suite 308

455 Central Park Avenue

Scarsdale, New York, 10583

SCHEDULE 7.11

BURDENSOME AGREEMENTS

Loan Agreement dated March 29, 2007, between Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp., and Sunswyck Martime Corp., as Borrower, and The Royal Bank of Scotland plc, as Lender

Loan Agreement dated January 16, 2008, between Bedford Maritime Corp., Brighton Maritime Corp., Hari Maritime Corp., Prospect Navigation Corp., Hancock Navigation Corp., Columbus Maritime Corp., and Whitehall Marine Transport Corp., as Borrower, and DVB Group Merchant Bank (ASIA) Ltd., as Lender

Loan Agreement dated December 7, 2007, between Claremont Shipping Corp. and Yorkshire Shipping Corp., as Borrower, and Credit Suisse as Lender

Loan Agreement dated February 29, 2008, between Amoros Maritime Corp., Lancaster Maritime Corp., and Chatham Maritime Corp., as Borrower, and AIG Commercial Equipment Finance, Inc., as Lender

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

HOLDINGS:

TBS INTERNATIONAL LIMITED
Commerce Building, One Chancery Lane
Hamilton HM 12, Bermuda
Telephone:  (441) 295-9230
Telecopier:  (441) 295-4957
Electronic Mail: wjcarr@windcrest.bm
Website Address: http://www.tbsship.com
U.S. Taxpayer Identification Number: 98-0225954

ADMINISTRATIVE BORROWER AND GUARANTORS:

TBS SHIPPING SERVICES INC.
612 Grassy Sprain Road
Yonkers, NY 10710
Attention:  Ferdinand V. Lepere
Telephone: 914-961-1000
Telecopier: 914-961-5121
Electronic Mail:  fvl@nyc.tbsship.com
Website Address:
U.S. Taxpayer Identification Number: 13-3705134

ALL OTHER BORROWERS:

P.O. Box HM 2522
Hamilton HMGX, Bermuda

ADMINISTRATIVE AGENT & SWING LINE LENDER:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
One Independence Center
N. Tryon Street
NC1-001-04-39
Charlotte, NC 28255
Attention:  Melissa Campbell
Telephone:   704.386.9046
Telecopier:   704.409.0008
Electronic Mail:  melissa.b.campbell@bankofamerica.com

WIRE INSTRUCTIONS
Bank Of America, N.A.
Account No.:
ABA# 026009593
Account Name: Corporate Credit Services
Ref: TBS International Limited

Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
100 Federal Street
Mail Code: MA5-110-12-12
Boston, MA 02110
Attention: William Faidell, AVP
Telephone: 617-434-2456
Telecopier: 617-790-1358
Electronic Mail: william.j.faidell@bankofamerica.com

L/C ISSUER:

Bank of America, N.A.
Trade Operations
One Fleet Way
Mail Code: PA6-580-02-30
Scranton, PA 18507
Attention:  Alfonso (Al) Malave
Telephone:  570.330.4212
Telecopier:  570.330.4186
Electronic Mail:  alfonso.malave@bankofamerica.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:  ________________, _____

To:           Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of March 26, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Albemarle Maritime Corp., Arden Maritime Corp., Avon Maritime Corp., Birnam Maritime Corp., Bristol Maritime Corp., Chester Shipping Corp., Darby Navigation Corp., Dover Maritime Corp., Elrod Shipping Corp., Exeter Shipping Corp., Frankfort Maritime Corp., Glenwood Maritime Corp., Hansen Shipping Corp., Henley Maritime Corp., Hudson Maritime Corp., Montrose Maritime Corp., Oldcastle Shipping Corp., Rector Shipping Corp., Remsen Navigation Corp., Sheffield Maritime Corp., Sherman Maritime Corp., Sterling Shipping Corp., Stratford Shipping Corp., Vernon Maritime Corp., Windsor Maritime Corp., each a Republic of the Marshall Islands corporation (collectively, the “Borrowers”, and, each individually, a “Borrower”), TBS International Limited, a Bermuda corporation (“Holdings”), TBS Shipping Services Inc., as Administrative Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager.

The undersigned hereby requests (select one):

_____ A Borrowing of [Revolving Credit][Term] Loans

_____ A conversion or continuation of [Revolving Credit][Term] Loans

1.           On _______________________________________ (a Business Day).

2.           In the amount of $

3.           Comprised of ___________________________________

[Type of Loan requested]

4.           For Eurodollar Rate Loans:  with an Interest Period of ______ months.

[5.           Attached hereto as Exhibit A is the Permitted Vessel Acquisition Information required by § 2.02(a).1]

The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Agreement.

The Administrative Borrower hereby represents and warrants that the conditions specified in Section 4.02 (other than (e)) shall be satisfied on and as of the date of the applicable Credit Extension.

TBS SHIPPING SERVICES INC., as Administrative Borrower

By:

Name:

Title:

1	To be added if Loan is for a Permitted Vessel Acquisition.

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:  ________________, _____

To:	Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of March 26, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Albemarle Maritime Corp., Arden Maritime Corp., Avon Maritime Corp., Birnam. Maritime Corp., Bristol Maritime Corp., Chester Shipping Corp., Darby Navigation Corp., Dover Maritime Corp., Elrod Shipping Corp., Exeter Shipping Corp., Frankfort Maritime Corp., Glenwood Maritime Corp., Hansen Shipping Corp., Henley Maritime Corp., Hudson Maritime Corp., Montrose Maritime Corp., Oldcastle Shipping Corp., Rector Shipping Corp., Remsen Navigation Corp., Sheffield Maritime Corp., Sherman Maritime Corp., Sterling Shipping Corp., Stratford Shipping Corp., Vernon Maritime Corp., Windsor Maritime Corp., each a Republic of -the Marshall Islands corporation (collectively, the “Borrowers”, and, each individually, a “Borrower”), TBS International Limited, a Bermuda corporation (“Holdings”), TBS Shipping Services Inc., as Administrative Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager.

The undersigned hereby requests a Swing Line Loan:

1           On _______________________________ (a Business Day).

2.           In the amount of $

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

The Administrative Borrower hereby represents and warrants that the conditions specified in Section 4.02 (other than (e)) shall be satisfied on and as of the date of the applicable Credit Extension.

TBS SHIPPING SERVICES INC.,

as Administrative Borrower

By:

Name:

Title:

EXHIBIT C-1

FORM OF TERM NOTE

_____________, _____

FOR VALUE RECEIVED, each of the undersigned (collectively, the “Borrowers”, and, individually, each a “Borrower”), hereby promises to pay to ____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term Loan made by the Lender to the Borrowers under that certain Amended and Restated Credit Agreement, dated as of March 26, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among each of the Borrowers, TBS Shipping Services Inc., as Administrative Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager.

Each Borrower promises to pay interest on the unpaid principal amount of the Term Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW § 5-1401).

ALBEMARLE MARITIME CORP.

ARDEN MARITIME CORP.

AVON MARITIME CORP.

BIRNAM MARITIME CORP.

BRISTOL MARITIME CORP.

CHESTER SHIPPING CORP.

DARBY NAVIGATION CORP.

DOVER MARITIME CORP.

ELROD SHIPPING CORP.

EXETER SHIPPING CORP.

FRANKFORT MARITIME CORP.

GLENWOOD MARITIME CORP.

HANSEN SHIPPING CORP.

HENLEY MARITIME CORP.

HUDSON MARITIME CORP.

MONTROSE MARITIME CORP.

OLDCASTLE SHIPPING CORP.

RECTOR SHIPPING CORP.

REMSEN NAVIGATION CORP.

SHEFFIELD MARITIME CORP.

SHERMAN MARITIME CORP.

STERLING SHIPPING CORP.

STRATFORD SHIPPING CORP.

VERNON MARITIME CORP.

WINDSOR MARITIME CORP.

By:

Name:

Title:

LOANS AND PAYMENTS WITH RESPECT THERETO
Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

_____________, _____

FOR VALUE RECEIVED, each of the undersigned (collectively, the “Borrowers”, and, each individually, a “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrowers under that certain Amended and Restated Credit Agreement, dated as of March 26, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among each Borrower, TBS Shipping Services Inc., as Administrative Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager.

Each Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401).

[Remainder of Page Intentionally Left Blank]

ALBEMARLE MARITIME CORP.

ARDEN MARITIME CORP.

AVON MARITIME CORP.

BIRNAM MARITIME CORP.

BRISTOL MARITIME CORP.

CHESTER SHIPPING CORP.

DARBY NAVIGATION CORP.

DOVER MARITIME CORP.

ELROD SHIPPING CORP.

EXETER SHIPPING CORP.

FRANKFORT MARITIME CORP.

GLENWOOD MARITIME CORP.

HANSEN SHIPPING CORP.

HENLEY MARITIME CORP.

HUDSON MARITIME CORP.

MONTROSE MARITIME CORP.

OLDCASTLE SHIPPING CORP.

RECTOR SHIPPING CORP.

REMSEN NAVIGATION CORP.

SHEFFIELD MARITIME CORP.

SHERMAN MARITIME CORP.

STERLING SHIPPING CORP.

STRATFORD SHIPPING CORP.

VERNON MARITIME CORP.

WINDSOR MARITIME CORP.

By:

Name:

Title:

LOANS AND PAYMENTS WITH RESPECT THERETO
Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D-1

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:  __________, _____

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of March 26, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Albemarle Maritime Corp., Arden Maritime Corp., Avon Maritime Corp., Birnam Maritime Corp., Bristol Maritime Corp., Chester Shipping Corp., Darby Navigation Corp., Dover Maritime Corp., Elrod Shipping Corp., Exeter Shipping Corp. Frankfort Maritime Corp., Glenwood Maritime Corp., Hansen Shipping Corp., Henley Maritime Corp., Hudson Maritime Corp., Montrose Maritime Corp., Oldcastle Shipping Corp., Rector Shipping Corp., Remsen Navigation Corp., Sheffield Maritime Corp., Sherman Maritime Corp., Sterling Shipping Corp., Stratford Shipping Corp., Vernon Maritime Corp., Windsor Maritime Corp., each a Republic of the Marshall Islands corporation (collectively, the “Borrowers”, and, each individually, a “Borrower”), TBS International Limited, a Bermuda corporation (“Holdings”), TBS Shipping Services Inc. as Administrative Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager.

The undersigned Responsible Officer of Holdings hereby certifies as of the date hereof that he/she is the _____________________________ of Holdings, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of Holdings and Its Subsidiaries, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Holdings ended as of the above date, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, together with (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion has been prepared in accordance with generally accepted auditing standards and applicable Securities Laws and is not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (ii) an opinion of such Registered Public Accounting Firm independently assessing Holdings’ internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls.

[Use following paragraph 1 for fiscal quarter-end financial statements]

Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Holdings ended as of the above date. Such consolidated financial statements fairly present the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Holdings and each Subsidiary during the accounting period covered by the attached financial statements.

A review of the activities of Holdings and each Subsidiary during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Holdings and each Subsidiary performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, each Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing, and concurrently with the delivery of the financial statements referred to above, is a certificate of Holdings independent certified public accounts certifying such financial statements and stating that in making the examination necessary therefore no knowledge was obtained of any Default.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

1.           The representations and warranties of each Borrower and Holdings contained in Article V of the Agreement and all representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and • warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

2.           The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________________, _______________.

TBS INTERNATIONAL LIMITED

By:

Name:

Title:

Schedule 1

See attached.

For the Quarter/Year/Month ended ________________, _____(“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

1.           Minimum Consolidated Tangible Net Worth (Section 7.13 (a) of the Credit Agreement) for the fiscal quarter ending ____________________.

A. Consolidated Tangible Net Worth:
1. Shareholders’ Equity of Holdings and its Subsidiaries:	$
2. Intangible Assets of Holdings and its Subsidiaries:	$
3. Total (Items 1 less 2)	$
B. $235,000,000:	$
C. Consolidated Net Income earned in each full fiscal quarter ending after September 30, 2007 (with no deduction for a net loss in any such fiscal quarter):	$
D.           Aggregate increases in Shareholders’ Equity of Holdings and its Subsidiaries after the Closing Date by reason of the issuance and sale of Equity Interests of Holdings or any Subsidiary after September 30, 2007 (other than issuances to Holdings or a wholly-owned Subsidiary), including upon any conversion of debt securities of Holdings into such Equity Interests:
$
E. 75% of Item C above:	$
F. Sum Item B plus Item D plus Item E above:	$
Item A shall not be less than Item F
F. Compliance Yes No
2. Minimum Cash Liquidity (Section 7.13 (b) of the Credit Agreement) for the calendar month ending _____________________.
A.           Qualified Cash: (the amount of cash and Cash Equivalents which is freely transferable and not subject to a Lien (other than the Lien in favor of the Administrative Agent), pledge, security interest, encumbrance, escrow or cash collateral arrangement or any other restriction on its use):
$
B. Availability
1. Loan Value:	$
2. Total Outstandings:	$
3. Revolving Credit Facility:	$
4. Total Revolving Credit Outstandings:	$
5. Item (B)1 minus Item (B)2 above:	$
6. Item B(3) minus Item B(4) above:	$
7. The Lesser of Item B(5) and Item B(6) above:	$
C. Sum of Item A and B(7) above:	$
D. Item C Above Shall Not Be Less Than:	$15,000,000
E. Compliance Yes No
3. Maximum Consolidated Leverage Ratio (Section 7.13 (c) of the Credit Agreement) for the four fiscal quarters ending ___________________________
A.  Consolidated Funded Indebtedness of Holdings and its Subsidiaries (for the purpose of calculating Consolidated Leverage Ratio, Consolidated Funded Indebtedness shall not include Permitted New Vessel Construction Indebtedness in an amount up to $150,000,0002 in the aggregate used to finance new build multipurpose tweendeck bulk carrier shipping vessels so long as such vessel remains in the construction phase):

1.  The outstanding principal amount of all obligations, whether current or long-term, for borrowed money (included Obligations under the Agreement), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments:
$
2. plus, all purchase money Indebtedness:	$
3. plus, all direct obligations arising under letter of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments:	$
4. plus, all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business):	$
5. plus, Attributable Indebtedness:	$
6. plus, without duplication, all Guarantees with respect to outstanding indebtedness of the types specified in Item A(1) through Item A(5) above of Persons other than the Borrowers or any Subsidiary:	$
7.  plus, all Indebtedness of the types referred to in Item A(1) though Item A(6) of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Borrower or a Subsidiary is a general partner or a joint venture, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary:
$
8. Total (Items A(1) through A(7) above):	$
B. Consolidated EBITDA of Holdings and its Subsidiaries for the Measurement Period:
1. Consolidated Net Income of Holdings and its Subsidiaries:	$
To the extent deducted in calculating Consolidated Net Income (and without duplication):
2. plus, Consolidated Interest Charges:	$
3. plus, the provision for Federal, state, local and foreign income taxes payable:	$
4. plus, depreciation and amortization expense:	$
5. plus, net losses from the sales of vessels as permitted under the Agreement (in each case of or by Holdings and its Subsidiaries for such Measurement Period):	$
6. Total Items B(1) through B(5) above:	$
7.  minus, the following to the extent included in calculating such Consolidated Net Income, all net gains from the sale of vessels as permitted under this Agreement (in each case of or by Holdings and its Subsidiaries for such Measurement Period):
$
8. Total Item B(6) less Item B(7) above:	$
C. The Ratio of Item A(8) to Item B(10):
D. Shall Not Be Greater Than:	3.00:1.00
E. Compliance Yes No
4. Minimum Consolidated Fixed Charge Coverage Ratio (Section 7.13 (d) of the Credit Agreement) for the fiscal quarter ending __________________
A. Consolidated EBITDA of Holdings and its Subsidiaries (please see Item 3(B)(8) above):	$
B. Federal, state, local and foreign Income taxes:	$
C. Restricted Payments made, in each case, for the most recently completed Measurement Period:	$
D. Sum of Item B and Item C above:	$
E. Consolidated Interest Charges3 for the most recently completed Measure Period:	$
F.  The aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money for the period of 12 consecutive months, but excluding any principal payments to be made in respect of the Revolving. Credit Facility:
$
H. Sum of Item E and Item F above:	$
G. Item A minus Item D above:	$
H. Ratio of Item G to Item H above:
I. Shall Not Be Less Than:	1.50:1.00
J. Compliance: Yes No
5. Net Present Rental Value (Section 7.19 of the Credit Agreement) for ____________________ [insert Statement Date].4
A.  Aggregated net present value of Rentals payable by Holdings or any of its Subsidiaries to any Person (other than Holdings or any of its other Subsidiaries) pursuant to any Operating Lease discounted to __________________ [insert Statement Date] at a rate of 8.00% per annum:
$
B.           Without duplication of Item (A), Net present value of any charter of any vessel that, after giving effect to any renewals or other extensions provided therein and in the absence of any early termination, shall or would have a fixed remaining term of twenty-three months or more discounted to ________________ [insert Statement Date] at a rate of 8.00% per annum:
$
C. Sum of Item (A) and Item (B) above:	$
D. Shall Not Be Greater Than:	$60,000,000
E. Compliance: Yes No

BANK USE ONLY Received by: Date: Reviewed by: Date: Financial Compliance Status: YES/NO

Date:  _________________

2Please provide an itemization of indebtedness to be excluded.

3Please provide an itemization of interest expenses to be excluded relating to Permitted New Vessel Construction Indebtedness.

4Calculated at the end of each fiscal quarter of Holdings commencing with the fiscal quarter ended December 31, 2007.

EXHIBIT D-2

FORM OF SECTION 7.13(B) COMPLIANCE CERTIFICATE

Financial Statement Date:  ____________, _____

To:           Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of March 26, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Albemarle Maritime Corp., Arden Maritime Corp., Avon Maritime Corp., Birnam Maritime Corp., Bristol Maritime Corp., Chester Shipping Corp., Darby Navigation Corp., Dover Maritime Corp., Elrod Shipping Corp., Exeter Shipping Corp., Frankfort Maritime Corp., Glenwood Maritime Corp., Hansen Shipping Corp., Henley Maritime Corp., Hudson Maritime Corp., Montrose Maritime Corp., Oldcastle Shipping Corp., Rector Shipping Corp., Remsen Navigation Corp., Sheffield Maritime Corp., Sherman Maritime Corp., Sterling Shipping Corp., Stratford Shipping Corp., Vernon Maritime Corp., Windsor Maritime Corp., each a Republic of the Marshall Islands corporation (collectively, the “Borrowers”, and, each individually, a “Borrower”), TBS International Limited, a Bermuda corporation (“Holdings”), TBS Shipping Services Inc. as Administrative Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager.

The undersigned Responsible Officer of Holdings hereby certifies as of the date hereof that he/she is the ______________________ of Holdings, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of Holdings and Its Subsidiaries, and that:

The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Holdings and each Subsidiary during the accounting period covered by the attached financial statements.

A review of the activities of Holdings and each Subsidiary during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Holdings and each Subsidiary performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, each Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

1.           The representations and warranties of each Borrower and Holdings contained in Article V of the Agreement and all representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

2.           The financial covenant analysis and information set forth on Schedule 2 attached hereto is true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ________________, ____________.

TBS INTERNATIONAL LIMITED

By:

Name:

Title:

Schedule 1

See attached.

For the Month ended _______________, _____ (“Statement Date”)

SCHEDULE 2

to the Section 7.13(b) Compliance Certificate
1. Minimum Cash Liquidity (Section 7.13 (b) of the Credit Agreement) for the calendar month ending _____________________
A.  Qualified Cash: (the amount of cash and Cash Equivalents which is freely transferable and not subject to a Lien (other than the Lien in favor of the Administrative Agent), pledge, security interest, encumbrance, escrow or cash collateral arrangement or any other restriction on its use):
$
B. Availability	$
1. Loan Value:	$
2. Total Outstandings:	$
3. Revolving Credit Facility:	$
4. Total Revolving Credit Outstandings:	$
5. Item (B)1 minus Item (B)2 above:	$
6. Item B(3) minus Item B(4) above:	$
7. The Lesser of Item B(5) and Item B(6) above:	$
C. Sum of Item A and B(7) above:	$
D. Item C Above Shall Not Be Less Than:	$15,000,000
E. Compliance: Yes No

BANK USE ONLY Received by: Date: Reviewed by: Date: Financial Compliance Status: YES/NO

Date:  _____________________

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]5 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]6 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]7 hereunder are several and not joint.]8 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including; without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.           Borrowers: Albemarle Maritime Corp., Arden Maritime Corp., Avon Maritime Corp., Birnam Maritime Corp., Bristol Maritime Corp., Chester Shipping Corp., Darby Navigation Corp., Dover Maritime Corp., Elrod Shipping Corp., Exeter Shipping Corp., Frankfort Maritime Corp., Glenwood Maritime Corp., Hansen Shipping Corp., Henley Maritime Corp., Hudson Maritime Corp., Montrose Maritime Corp., Oldcastle Shipping Corp., Rector Shipping Corp., Remsen Navigation Corp., Sheffield Maritime Corp., Sherman Maritime Corp., Sterling Shipping Corp., Stratford Shipping Corp., Vernon Maritime Corp., Windsor Maritime Corp.

4.           Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.           Credit Agreement: Amended and Restated Credit Agreement, dated as of March 26, 2008, among the Borrowers (see above), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager

6.           Assigned Interest:

5
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

6
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

7	Select as appropriate.

8	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Assignor[s]9	Assignee[s]10	Facility Assigned11	Aggregate Amount of Commitment/Loans for all Lenders12	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans13	CUSIP Number

			$_______________	$_______________	__________%
			$_______________	$_______________	__________%
			$_______________	$_______________	__________%

[7.           Trade Date:                                ]14

Effective Date:  ________________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

9List each Assignor, as appropriate.

10List each Assignee, as appropriate.

11Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment”, “Term Commitment”, etc.).

12Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

13Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

14	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Consented to and Accepted:

BANK OF AMERICA, N.A., as

Administrative Agent, L/C Issuer, Swing Line Lender

By:

Title:

Consented to:

[TBS SHIPPING SERVICES INC., as

administrative borrower, for each of the Borrowers]15

By:

Title:

15	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1.           Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free, and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any of the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms  all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, excluding the laws applicable to conflicts or choice of law (other than the New York General Obligations Law § 5-1401).

EXHIBIT F

FORM OF BORROWING BASE CERTIFICATE

To:           Bank of America, N.A., as Administrative Agent

Date:  ______________, _____
(1)	Loan Value (Line (2) from Schedule I)
(2)	Revolving Credit Facility
(3)	Aggregate Outstanding Amount of the Revolving Credit Loans
(4)	Aggregate Outstanding Amount of the L/C Obligations
(5)	Aggregate Outstanding Amount of the Term Loans
(6)	The sum of the Revolving Credit Facility and the aggregate outstanding amounts of the Term Loans (i.e., item (2) plus item (5))
(7)	Maximum Available Amount the lesser of (1) and (6)

This report (this “Certificate”) is submitted pursuant to the Amended and Restated Credit Agreement dated as of March 26, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among Albemarle Maritime Corp., Arden Maritime Corp., Avon Maritime Corp., Birnam Maritime Corp., Bristol Maritime Corp., Chester Shipping Corp., Darby Navigation Corp., Dover Maritime Corp., Elrod Shipping Corp., Exeter Shipping Corp., Frankfort Maritime Corp., Glenwood Maritime Corp., Hansen Shipping Corp., Henley Maritime Corp., Hudson Maritime Corp., Montrose Maritime Corp., Oldcastle Shipping Corp., Rector Shipping Corp., Remsen Navigation Corp., Sheffield Maritime Corp., Sherman Maritime Corp., Sterling Shipping Corp., Stratford Shipping Corp., Vernon Maritime Corp., Windsor Maritime Corp., each a Republic of the Marshall Islands corporation (collectively, the “Borrowers”, and, each individually, a “Borrower”), TBS International Limited, a Bermuda corporation (“Holdings”), TBS Shipping Services Inc., as Administrative Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager. Pursuant to the Collateral Documents, the Administrative Agent has been granted a security interest in all of the Collateral referred to in this Certificate and has a valid perfected first priority security interest in the Vessels, subject to the Liens permitted under Section 7.01 of the Credit Agreement. Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

The undersigned hereby certifies, as of the date first written above, that (a) Exhibit A accurately and completely identifies all of the Vessels and the Fair Market Value of such Vessels as of the date of the last Valuation and (b) no Default or Event of Default has occurred or is continuing.

TBS SHIPPING SERVICES INC., as Administrative Borrower

By:

Name:

Title:

Schedule 1

Loan Value

(1)	The aggregate Fair Market Value of the Vessels (see Exhibit A)16 is $______________.

(2)	The Loan Value of the Vessels is $_____________. (The Loan Value equals 60% of the Fair Market Value of all such Vessels identified on Exhibit A).

16	Please provide both the most current Fair Market Value of the Vessels, setting forth in comparative form the Fair Market Value of the Vessels completed immediately prior to the most current Valuation.

Exhibit A

Vessel Fair Market Value

[To be provided by Borrowers]